MINNESOTA GAS

Exhibit 10.3

Asset Purchase Agreement

by and between

Aquila, Inc.

and

WPS Minnesota Utilities, Inc.

Dated: September 21, 2005

MINNESOTA GAS

TABLE OF CONTENTS

Article I DEFINITIONS		2
1.1	Definitions	2
1.2	Other Definitional and Interpretive Matters	12
1.3	Joint Negotiation and Preparation of Agreement	13
Article II PURCHASE AND SALE		14
2.1	The Sale	14
2.2	Excluded Assets	15
2.3	Assumed Obligations	16
2.4	Excluded Liabilities	17
2.5	Delivery of Guaranty	18
Article III PURCHASE PRICE		18
3.1	Purchase Price	18
3.2	Determination of Purchase Price.	19
3.3	Allocation of Purchase Price	20
3.4	Proration	20
Article IV THE CLOSING		21
4.1	Time and Place of Closing	21
4.2	Payment of Closing Payment Amount	22
4.3	Deliveries by Seller	22
4.4	Deliveries by Buyer	23
Article V REPRESENTATIONS AND WARRANTIES OF SELLER		24
5.1	Organization; Qualification	24
5.2	Authority Relative to this Agreement	24
5.3	Consents and Approvals; No Violation	24
5.4	Governmental Filings	25
5.5	Financial Information	25
5.6	No Material Adverse Effect	26
5.7	Operation in the Ordinary Course	26
5.8	Title and Related Matters	26
5.9	Leases	26
5.10	Environmental	26
5.11	Labor Matters	27
5.12	ERISA; Benefit Plans	28
5.13	Certain Contracts and Arrangements	30
5.14	Legal Proceedings and Orders	30
5.15	Permits	30
5.16	Compliance with Laws	31
5.17	Insurance	31
5.18	Taxes	31
5.19	Regulation as a Utility	32
5.20	Fees and Commissions	32
5.21	Shipper Services Sale to Cornerstone	32
5.22	Sufficiency of Assets	32
5.23	Financial Hedges	32
5.24	Related-Party Agreements	32

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Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		32
6.1	Organization	32
6.2	Authority Relative to this Agreement	33
6.3	Consents and Approvals; No Violation	33
6.4	Regulation as a Utility	33
6.5	Buyer’s Knowledge	33
6.6	Fees and Commissions	34
6.7	Financial Capability	34
Article VII COVENANTS OF THE PARTIES		34
7.1	Conduct of Business	34
7.2	Access to Information	36
7.3	Expenses	39
7.4	Further Assurances; Procedures with Respect to Certain Agreements and
	other Assets	39
7.5	Public Statements	42
7.6	Consents and Approvals	42
7.7	Tax Matters	44
7.8	Supplements to Schedules	45
7.9	Employees and Employee Benefits	45
7.10	Eminent Domain; Casualty Loss	50
7.11	Transitional Use of Signage and Other Materials Incorporating Seller’s Name
	or other Logos	52
7.12	Litigation and Regulatory Support	52
7.13	Notification of Customers	52
7.14	Document Delivery	52
7.15	Title Insurance, Surveys, Estoppel Certificates, and Non-Disturbance Agreements	53
7.16	Central or Shared Functions for Transition Period	53
7.17	Post-Closing Insurance	54
Article VIII CONDITIONS TO CLOSING		55
8.1	Conditions to Each Party’s Obligations to Effect the Closing	55
8.2	Conditions to Obligations of Buyer	55
8.3	Conditions to Obligations of Seller	56
Article IX INDEMNIFICATION		57
9.1	Survival of Representations and Warranties	57
9.2	Indemnification	57
9.3	Indemnification Procedures	58
9.4	Limitations on Indemnification	60
9.5	Applicability of Article IX	61
9.6	Tax Treatment of Indemnity Payments	61
9.7	No Consequential Damages	61
9.8	Exclusive Remedy	62
Article X TERMINATION AND OTHER REMEDIES		62
10.1	Termination	62
10.2	Procedure and Effect of Termination	63
10.3	Remedies upon Termination	63
10.4	Specific Performance	63

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Article XI MISCELLANEOUS PROVISIONS		64
11.1	Amendment and Modification	64
11.2	Waiver of Compliance; Consents	64
11.3	Notices	64
11.4	Assignment	65
11.5	Governing Law	65
11.6	Severability	65
11.7	Entire Agreement	66
11.8	Bulk Sales or Transfer Laws	66
11.9	Delivery	66
11.10	Waiver Of Jury Trial.	66

MINNESOTA GAS

EXHIBITS AND SCHEDULES

Exhibit 1.1-A	Form of Assignment and Assumption Agreement
Exhibit 1.1-B	Form of Assignment of Easements
Exhibit 1.1-C	Form of Bill of Sale
Exhibit 1.1-D	Form of Guaranty
Exhibit 1.1-E	Form of Special Warranty Deed
Exhibit 1.1-F	Form of Transitional Services Agreement
Exhibit 3.1	Determination of Purchase Price
Exhibit 3.1.A	Example of Minnesota Gas Closing Payment Amount
Exhibit 3.1.B	Example of Minnesota Gas Post-Closing Adjustment Statement
Exhibit 3.1.C	Sample Calculation of Minnesota Gas Purchase Price
Exhibit 7.9(d)(ii)(C)	Pension Matters

Schedule 1.1-A	Business Activities
Schedule 1.1-B	Business Employees
Schedule 1.1-C	Buyer Required Regulatory Approvals
Schedule 1.1-D	Central or Shared Functions
Schedule 1.1-E	Permitted Encumbrances
Schedule 1.1-F	Service Guard Business Trademarks
Schedule 1.1-G	Seller Required Regulatory Approvals
Schedule 1.1-H	Seller’s Knowledge
Schedule 1.1-I	Territory
Schedule 2.1(a)	Real Property
Schedule 2.1(d)	Tangible Personal Property
Schedule 2.1(l)	Other Assets
Schedule 2.2(k)	Retained Agreements
Schedule 2.2(m)	Excluded Assets
Schedule 2.3(h)	Additional Assumed Obligations
Schedule 5.3	Seller’s Consents and Approvals
Schedule 5.5(a)	Selected Balance Sheet Information
Schedule 5.5(b)	Division Income Statement Information
Schedule 5.6	Material Adverse Effect
Schedule 5.7	Transactions Outside the Ordinary Course of Business
Schedule 5.8	Title and Related Matters
Schedule 5.9	Real Property Leases
Schedule 5.10(a)-1	Sufficiency of Environmental Permits
Schedule 5.10(a)-2	Environmental Permits
Schedule 5.10(b)	Environmental Notices
Schedule 5.10(c)	Environmental Claims or Releases
Schedule 5.10(e)	MGP Insurance Settlements
Schedule 5.11	Labor Matters
Schedule 5.12(a)	Employee Benefit Plans
Schedule 5.12(d)	Administrator or Fiduciary Non-Compliance
Schedule 5.12(g)	Retiree Health and Welfare Benefits
Schedule 5.13(a)	Certain Contracts and Arrangements
Schedule 5.13(b)	Franchises

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Schedule 5.14	Legal Proceedings and Orders
Schedule 5.15	Permits
Schedule 5.17	Insurance
Schedule 5.18	Taxes
Schedule 5.22	Sufficiency of Assets
Schedule 5.23	Financial Hedges
Schedule 5.24	Related-Party Agreements
Schedule 6.3	Buyer’s Consents and Approvals
Schedule 7.1	Conduct of Business
Schedule 7.4(e)	Shared Agreements
Schedule 7.9(a)	Unions
Schedule 7.9(b)	Severance Compensation Agreements
Schedule 7.9(d)(ii)-A	Other Plan Participants
Schedule 7.9(d)(ii)(D)	Grandfathered Individuals
Schedule 7.9(d)(ix)	Nonqualified Deferred Compensation Obligations

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ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (“Agreement”), made as of September 21, 2005 by and between Aquila, Inc., a Delaware corporation (“Seller”), and WPS Minnesota Utilities, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Assets (as hereinafter defined) upon the terms and conditions set forth in this Agreement; and

WHEREAS, Buyer is a direct subsidiary of Parent, and Parent will guarantee the obligations of Buyer under this Agreement and the Ancillary Agreements pursuant to the Guaranty;

NOW THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

(a)          As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“Actionable Incident” means an incident or occurrence that (i) results in damages or other harm to a Person other than Buyer or Seller, or any of their respective Affiliates; and (ii) provides such Person with the legal basis to recover damages or other relief without any further event or fact being required for such recovery.

“Adjustment Amount” may be a positive or negative number, and will be determined in accordance with Exhibit 3.1.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of Law.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Assignment of Easements, Bill of Sale, Guaranty, Special Warranty Deed, and Transitional Services Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by Seller and Buyer at Closing, in the form of Exhibit 1.1-A.

“Assignment of Easements” means the form of Assignment of Easements set forth on Exhibit 1.1-B.

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“Bill of Sale” means the bill of sale to be executed and delivered by Seller at the Closing, in the form of Exhibit 1.1-C.

“Business” means, collectively, (i) the Natural Gas Distribution Business, (ii) the Service Guard Business, and (iii) the activities described on Schedule 1.1-A.

“Business Agreements” means any contract, agreement, real or personal property lease, commitment, understanding, or instrument (other than the Retained Agreements and the Shared Agreements) to which Seller is a party or by which it is bound that either (i) is listed or described on Schedule 5.9, Schedule 5.13(a), or Schedule 7.9(b), or (ii) relates principally to the Business or the Purchased Assets and (A) has been entered into, renewed, extended, or otherwise amended in the ordinary course of business and does not involve annual obligations in excess of $100,000 (and is not otherwise material to the Business or the Purchased Assets), or (B) is entered into, renewed, extended, or otherwise amended after the date hereof consistent with the terms of this Agreement.

“Business Day” means any day other than Saturday, Sunday, and any day which is a legal holiday or a day on which banking institutions in Kansas City, Missouri are authorized by Law to close.

“Business Employees” means the employees of Seller set forth on Schedule 1.1-B, together with any persons who are hired by Seller for the Business after the date hereof in accordance with Section 7.1, other than persons hired to perform Central or Shared Functions.

“Buyer Pension Plan” means one or more defined benefit plans within the meaning of section 3(35) of ERISA that are (i) maintained or to be established or maintained by Buyer, and (ii) qualified plans under section 401(a) of the Code.

“Buyer Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-C.

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, environmental consultants, surveyors, financial advisors, and other representatives.

“Central or Shared Functions” means any of the business functions set forth on Schedule 1.1-D.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 29, 2005 between Seller and WPS Resources Corporation.

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“Documents” means all files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, letters, ledgers, journals, title commitments and policies, title abstracts, surveys, customer lists and information, regulatory filings, operating data and plans, technical documentation (such as design specifications, functional requirements, and operating instructions), user documentation (such as installation guides, user manuals, and training materials), marketing documentation (such as sales brochures, flyers, and pamphlets), Transferred Employee Records, and other similar materials related principally to the Business, the Purchased Assets, or the Assumed Obligations, in each case whether or not in electronic form; provided, that “Documents” does not include: (i) information which, if provided to Buyer, would violate any applicable Law or Order or the Governing Documents of Seller or any of its Affiliates, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which it is bound (provided, that in the case of any items that would be Documents but for a confidentiality obligation, Seller will use commercially reasonable efforts at Buyer’s request to obtain a waiver of such obligation), (iv) any valuations or projections of or related to the Business, the Purchased Assets, or the Assumed Obligations (other than any such valuations and projections prepared in conjunction with any past, present, or future regulatory filings, whether or not the same was actually filed with the regulatory authority, and customary studies, reports, and similar items prepared by or on behalf of Seller for the purposes of completing, performing, or executing unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and the Purchased Assets), (v) any information management systems of Seller which are Excluded Assets, or (vi) any web pages or similar media tools for communication on the Internet.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, Preferential Purchase Rights, activity and use limitations, easements, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, and any other restrictions of any kind, including restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution,

MINNESOTA GAS

indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law or for any property damage or personal or bodily injury (including death) or threat of injury to health, safety, natural resources, or the Environment.

“Environmental Laws” means all Laws relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent relating in any way to Hazardous Material or environmental matters); the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; Atomic Energy Act, 42 U.S.C. § 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers, or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by Seller for the operation of the Business.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, would be considered a single employer under section 414(b), (c), or (m) of the Code.

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (i) any required waiting period has expired, and (ii) all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.

“Good Utility Practice” means any practices, methods, standards, guides, or acts, as applicable, that (i) are generally accepted in the region during the relevant time period in the natural gas utility industry, (ii) are commonly used in prudent utility engineering, construction, project management, and operations, or (iii) would be expected if the Natural Gas Distribution Business is to be conducted at a reasonable cost in a manner consistent with Laws and Orders applicable to the Natural Gas Distribution Business and the objectives of reliability, safety, environmental protection, economy, and expediency. Good Utility Practice includes acceptable practices, methods, or acts generally accepted in the region, and is not limited to the optimum practices, methods, or acts to the exclusion of all others.

MINNESOTA GAS

“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Guaranty” means the Guaranty to be executed and delivered by Parent to Seller on the date hereof, in the form of Exhibit 1.1-D.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Holding Company Act” means the Public Utility Holding Company Act of 1935, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (i) net income, profits, or receipts (including capital gains Taxes and minimum Taxes) or (ii) multiple bases (including corporate franchise and business license Taxes) if one or more of the bases on which such Tax may be based, measured by, or calculated with respect to is described in clause (i), in each case together with any interest, penalties, or additions to such Tax.

“Independent Accounting Firm” means Ernst & Young LLP.

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations, or financial condition of the Business and the Purchased Assets (taken as a whole) other than an effect (i) resulting from an Excluded Matter, or (ii) cured (including by payment of money or credit to the Purchase Price) before the Closing Date. “Excluded Matter” means any one or more of the following: (A) any change in the international, national, regional, or local markets or industries in which the Business operates or of which the Business is a part, (B) any Law or Order (other than a Law adopted or an Order issued specifically with respect to the Business, the Purchased Assets, or the transactions contemplated

MINNESOTA GAS

by this Agreement), (C) any change of general application in GAAP, FERC Accounting Rules, or the PUC accounting rules, (D) this Agreement or the transactions contemplated hereby (including any announcement with respect to this Agreement or the transactions contemplated hereby or the performance by the Parties of their obligations hereunder), (E) any change in international, national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (F) weather conditions or customer use patterns, (G) any matter disclosed in this Agreement, any Schedule or Exhibit hereto, or any Ancillary Agreement, (H) any change in the market price of commodities or publicly traded securities, or (I) any action permitted under this Agreement.

“MNOPS” means Minnesota Office of Pipeline Safety.

“Natural Gas Distribution Business” means the natural gas utility business conducted by Seller serving customers in the Territory.

“Order” means any order, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Parent” means WPS Resources Corporation, a Wisconsin corporation and the direct parent of Buyer.

“Party” means either Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.

“Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by Seller for the operation of the Business or the ownership, operation, or maintenance of the Purchased Assets, other than Environmental Permits.

“Permitted Encumbrances” means (i) those Encumbrances set forth in Schedule 1.1-E; (ii) the Preferential Purchase Rights set forth on Schedule 5.8; (iii) Encumbrances securing or created by or in respect of any of the Assumed Obligations; (iv) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, and provided such contested matters have been disclosed in writing to Buyer; (v) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, and provided such contested matters have been disclosed in writing to Buyer, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation) as to which there is no default on the part of Seller; (vi)  zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities which do not materially interfere with the present use of the Purchased Assets and as to which there is no default on the part of Seller; (vii)  any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Business is conducted and as to which there is no default on the part of Seller; (viii) all rights of condemnation, eminent domain, or other similar rights of any Person; and (ix) such other

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Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not materially interfere with Seller’s use of the Purchased Assets for the Business, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Obligations).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Preferential Purchase Rights” means rights of any Person (other than rights of condemnation, eminent domain, or other similar rights of any Person) to purchase or acquire any interest in any of the Purchased Assets, including any rights that are conditional upon a sale of any Purchased Assets or any other event or condition.

“Prime Rate” means, for any day, the per annum rate of interest quoted as the “Bank Prime Rate” rate for the most recent weekday for which such rate is quoted in the statistical release designated as H.15(519), or any successor publication, published from time to time by the Board of Governors of the Federal Reserve System.

“PUC” means the Minnesota Public Utilities Commission.

“Regulatory Order” means an Order issued by the PUC or FERC that affects or governs the rates, services, or other utility operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“SEC” means the Securities and Exchange Commission.

“Seller Disclosure Schedule” means, collectively, all Schedules other than Schedule 1.1-C and Schedule 6.3.

“Seller Marks” means the names “Aquila,” “Aquila Networks,” “Energy One,” “Peoples Natural Gas,” “PNG,” “Service Guard,” “UtiliCorp,” and any derivative of any of the foregoing, and any related, similar, and other trade names, trademarks, service marks, and logos of Seller, including the trademarks associated with the Service Guard Business set forth on Schedule 1.1-F, but excepting those items specifically included as Purchased Assets in Schedule 2.1(l).

“Seller Pension Plan” means the Aquila, Inc. Retirement Income Plan, as amended from time to time.

“Seller Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.1-G.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge of the persons set forth in Schedule 1.1-H, after due inquiry by them of those employees of Seller whom they reasonably believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

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“Seller’s Representatives” means Seller’s accountants, employees, counsel, environmental consultants, financial advisors, and other representatives.

“Service Guard Business” means Seller’s appliance repair and HVAC installation business conducted in Minnesota.

“Special Warranty Deed” means the special warranty deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit 1.1-E attached hereto.

“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such first Person.

“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local Taxing Authority, including income, excise, property, sales, transfer, franchise, license, payroll, withholding, social security, or other taxes (including any escheat or unclaimed property obligations), including any interest, penalties, or additions attributable thereto.

“Tax Affiliate” of a Person means a member of that Person’s Affiliated Group and any other Subsidiary of that Person which is a partnership or is disregarded as an entity separate from that Person for Tax purposes.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Taxing Authority” means any Governmental Entity administering, regulating, or having general oversight over, or that imposes, determines, or assesses, any Tax.

“Territory” means the service territory described in Schedule 1.1-I.

“Transferred Employee Records” means the following records relating to Transferred Employees: (i) skill and development training records and resumes, (ii) seniority histories, (iii) salary and benefit information (including all historical compensation and service information to the extent necessary to calculate or verify a Transferred Employee’s accrued benefit under the Seller Pension Plan), (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms, and (vi) job performance reviews and applications; provided that such records will not be deemed to include any record which Seller is restricted by Law, Order, or agreement from providing to Buyer.

“Transitional Services Agreement” means the Transitional Services Agreement to be executed and delivered by the Parties at the Closing, in the form of Exhibit 1.1-F.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b)          In addition, each of the following terms has the meaning specified in the Exhibit or Section set forth opposite such term:

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Term	Reference
Accounting Principles	Exhibit 3.1
Accounts Payable	Section 2.4(c)
Accrued Liability	Exhibit 7.9(d)(ii)(C)
Adjustment Dispute Notice	Section 3.2(c)
Allocated Rights and Obligations	Section 7.4(e)
Applicable Preferential Purchase Right	Section 7.10(c)
Assumed Environmental Liabilities	Section 2.3(f)
Assumed Obligations	Section 2.3
Base Net Plant Amount	Exhibit 3.1
Base Price	Section 3.1
Benefit Continuation Period	Section 7.9(d)(ii)(D)
Benefit Plan	Section 5.12(a)
Book Value	Exhibit 3.1
Buyer Pension Plan Trust	Exhibit 7.9(d)(ii)(C)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Payment Amount	Section 3.2(a)
Collective Bargaining Agreement	Section 5.11
Confidential Information	Section 7.2(c)
Contingent Purchased Assets	Section 7.4(g)(ii)
Current Retirees	Section 7.9(d)(ii)(D)
Customer Notification	Section 7.13
Direct Loss	Section 9.3(d)
Division Income Statement Information	Section 5.5(b)
Easements	Section 7.4(b)
Effective Time	Section 4.1
Estimated Closing Payment Amount	Section 3.2(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Extraordinary Expenditures	Exhibit 3.1
Extraordinary Expenditures Adjustment	Exhibit 3.1
Extraordinary Expenditures Reference Amount	Exhibit 3.1
FERC Accounting Rules	Exhibit 3.1
FERC Accounts	Exhibit 3.1
Financial Hedge	Section 7.4(c)(ii)
Franchises	Section 5.13(b)
GAAP	Exhibit 3.1
Grandfathered Active Employees	Section 7.9(d)(ii)(D)
Grandfathered Individuals	Section 7.9(d)(ii)(D)
Historical Insurance Policies	Section 7.17(a)
Indemnifiable Loss	Section 9.2(a)
Indemnifying Party	Section 9.3(a)
Indemnitee	Section 9.2(c)
Initial Transfer Amount	Exhibit 7.9(d)(ii)(C)
Initial Transfer Date	Exhibit 7.9(d)(ii)(C)

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Interim Period	Section 7.4(g)(ii)
Lease Buy-Out Amount	Exhibit 3.1
Locals	Section 7.9(a)
Net Insurance Settlement Amount	Exhibit 3.1
Net Plant	Exhibit 3.1
Net Plant Adjustment	Exhibit 3.1
Net Plant at Closing	Exhibit 3.1
New CBA	Section 7.9(a)
New Pension Plan	Exhibit 7.9(d)(ii)(C)
New Plan Section 4044 Amount	Exhibit 7.9(d)(ii)(C)
NMU	Section 7.17(a)
Observers	Section 7.2(b)
Other Arrangements	Section 7.4(e)
Other Plan Participants	Exhibit 7.9(d)(ii)(C)
Post-Closing Adjustment Statement	Section 3.2(b)
Post-Retirement Welfare Benefits	Section 7.9(d)(ii)(D)
Purchase Price	Section 3.1
Purchased Assets	Section 2.1
Qualifying Offer	Section 7.9(b)
Real Property	Section 2.1(a)
Reduction Amount	Exhibit 7.9(d)(ii)(C)
Retained Agreements	Section 2.2(k)
Savings Plan	Section 7.9(d)(ii)(E)
Section 4044 Amount	Exhibit 7.9(d)(ii)(C)
Selected Balance Sheet Information	Section 5.5(a)
Seller Insurance Policies	Section 7.17(c)
Seller Pension Plan Trust	Exhibit 7.9(d)(ii)(C)
SFAS 132 Assumptions	Exhibit 7.9(d)(ii)(C)
Shared Agreements	Section 7.4(e)
Shared Easement Rights	Section 7.4(b)
Shared Easements	Section 7.4(b)
Spin-Off Date	Exhibit 7.9(d)(ii)(C)
Substitute Arrangements	Section 7.4(e)
Termination Date	Section 10.1(b)
Third Party Claim	Section 9.3(a)
Transferable Environmental Permits	Section 2.1(h)
Transferable Permits	Section 2.1(g)
Transferred Employee	Section 7.9(b)
Transition Committee	Section 7.1(b)
True-Up Amount	Exhibit 7.9(d)(ii)(C)
True-Up Date	Exhibit 7.9(d)(ii)(C)

1.2          Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)          Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to

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this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b)          Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c)          Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement, including as any such Schedule may be supplemented or amended in accordance with Section 7.8. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d)          Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(e)          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)           “Herein”. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)          “Including”. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)          “To the extent”. The words “to the extent” when used in reference to a liability or other matter, means that the liability or other matter referred to is included in part or excluded in part, with the portion included or excluded determined based on the portion of such liability or other matter exclusively related to the subject. For example, if 40 percent of a liability is attributable to the Business, then a statement that Buyer will assume the liability “to the extent related to the operation of the Business” means that Buyer will assume 40 percent of the liability. As an additional example, if a performance obligation attributable to the Business is by its terms to be performed prior to and following the Effective Time, a statement that Buyer will assume the obligation “to the extent such obligation relates to the period from and after the Effective Time” means that Buyer will assume all liability for the performance from and after the Effective Time, and that Seller would remain liable for any failure to perform such obligations prior to the Effective Time.

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(i)           “Principally in the Business”. With reference to assets owned by Seller, and liabilities of Seller, which are used by, in, or for, or relate to, the Business, the phrases “principally in the Business,” “principally for the Business,” and other statements of similar import will be construed to refer to assets or liabilities that are: (A) specifically listed in a Schedule setting forth Purchased Assets or Assumed Obligations; or (B) otherwise are devoted principally to (or in the case of liabilities, are related principally to) the Business other than Excluded Assets and Excluded Liabilities.

1.3          Joint Negotiation and Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof favoring or disfavoring any Party will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1          The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title, and interest in, to, and under the real and personal property, tangible or intangible, described below, as the same exists at the Effective Time (and, as applicable and as permitted or contemplated hereby, with such additions and deletions as will occur from the date hereof through the Effective Time), except to the extent that such assets are Excluded Assets (collectively, the “Purchased Assets”):

(a)          the real property and real property interests described on Schedule 2.1(a), including buildings, structures, other improvements, and fixtures located thereon, the leasehold and subleasehold interests under the leases described on Schedule 5.9 (to the extent such leasehold and subleasehold interests are assignable), and the Easements and Shared Easement Rights to be conveyed at the Closing pursuant to Section 7.4(b) (to the extent such Easements and Shared Easement Rights are assignable) (collectively, the “Real Property”);

(b)          the accounts receivable and inventories owned by Seller and principally related to the Business, and other similar or related items principally related to the Business, all as reflected in the applicable FERC Accounts set forth on Exhibit 3.1;

(c)	the Documents;

(d)          the machinery, equipment, vehicles, furniture, pipeline system, and other tangible personal property owned by Seller and used principally in the Business, including the vehicles and equipment listed on Schedule 2.1(d), and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

(e)          the Business Agreements and the Franchises, in each case, to the extent the same are assignable;

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(f)           the Allocated Rights and Obligations to the extent transferred to Buyer pursuant to Section 7.4(e);

(g)          the Permits listed on Schedule 5.15, in each case to the extent the same are assignable (the “Transferable Permits”);

(h)          the Environmental Permits listed on Schedule 5.10(a)-2, in each case to the extent the same are assignable (the “Transferable Environmental Permits”);

(i)           Claims and defenses of Seller to the extent such Claims or defenses arise with respect to the Purchased Assets or the Assumed Obligations, provided that any such Claims and defenses will be assigned to Buyer without warranty or recourse;

(j)           any assets acquired by Seller pursuant to Section 7.4(d) for inclusion in the Purchased Assets;

(k)	assets transferred pursuant to Section 7.9;
(l)	assets set forth on Schedule 2.1(l); and
(m)	any other assets owned by Seller and used principally in the Business.

2.2          Excluded Assets. The Purchased Assets do not include any property or assets of Seller not described in Section 2.1 and, notwithstanding any provision to the contrary in Section 2.1 or elsewhere in this Agreement, the Purchased Assets do not include the following property or assets of Seller (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):

(a)	cash, cash equivalents, and bank deposits;

(b)          certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(c)	the Seller Marks;

(d)          subject to Section 3.4 hereof, any refund or credit (i) related to Taxes paid by or on behalf of Seller, whether such refund is received as a payment or as a credit against future Taxes payable, or (ii) relating to a period before the Closing Date;

(e)	all books, records, or the like other than the Documents;

(f)           any assets that have been disposed of in the ordinary course of business or otherwise in compliance with this Agreement prior to Closing;

(g)          except as expressly provided in Section 2.1(d) and Section 2.1(i), all of the Claims or causes of action of Seller against any Person;

(h)	assets used for performance of the Central or Shared Functions;

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(i)           except as otherwise expressly provided herein, all insurance policies, and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;

(j)           the rights of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith, and any of the transactions contemplated hereby and thereby;

(k)          all (i) agreements and contracts set forth on Schedule 2.2(k) (the “Retained Agreements”), (ii) Shared Agreements (except to the extent provided by Section 7.4(e)), and (iii) other agreements and contracts not specifically included in the Business Agreements and Franchises;

(l)           all software, software licenses, information systems, management systems, and any items set forth in or generally described in subparts (i) through (vi) of the definition of “Documents” in Section 1.1(a); and

(m)	the assets and other rights set forth on Schedule 2.2(m).

2.3          Assumed Obligations. On the Closing Date, Buyer will deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer will assume and agree to discharge all of the debts, liabilities, obligations, duties, and responsibilities of Seller of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature, to the extent related to the Purchased Assets or the Business, other than Excluded Liabilities (the “Assumed Obligations”), in accordance with the respective terms and subject to the respective conditions thereof, including the following liabilities and obligations:

(a)          all liabilities and obligations of Seller under the Business Agreements, the Franchises, the Transferable Permits, the Transferable Environmental Permits, the Preferential Purchase Rights assigned to Buyer pursuant to Section 7.10(c), and the Allocated Rights and Obligations transferred to Buyer pursuant to Section 7.4(e), and any other agreements or contractual rights assigned to Buyer pursuant to the terms of this Agreement, except as provided in Section 2.4(b);

(b)          all liabilities and obligations of Seller with respect to customer deposits, customer advances for construction and other similar items reflected in the applicable FERC Accounts set forth on Exhibit 3.1;

(c)          all liabilities and obligations relating to unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case related principally to the Business and outstanding on or arising after the Effective Time;

(d)          all liabilities and obligations associated with the Purchased Assets or the Business in respect of Taxes for which Buyer is liable pursuant to Section 3.4 or Section 7.7;

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(e)          all liabilities and obligations for which Buyer is responsible pursuant to Section 7.9;

(f)            all liabilities, obligations, Environmental Claims, and demands arising under, in respect of, or relating to compliance or non-compliance by Seller with past, present, and future Environmental Laws, existing, arising, or asserted with respect to the Business or the Purchased Assets, whether before, on, or after the Closing Date (the “Assumed Environmental Liabilities”). For avoidance of doubt, the Assumed Environmental Liabilities include all liabilities and obligations (including liabilities and obligations based upon the presence, Release, or threatened Release of Hazardous Materials at any location whatsoever) of Seller directly or indirectly relating to, caused by, or arising in connection with the operation, ownership, use, or other control of or activity at or relating to any installation, facility, plant (including any manufactured gas plant), or site (including any manufactured gas plant site) that at the Closing is, or at any time prior to the Closing was, (i) operated, owned, leased, or otherwise under the control of or attributed to any of Seller, the Business, or any predecessor in interest of Seller or the Business, and (ii) located in the Territory or any areas previously served by the Business or any predecessor of the Business;

(g)          all liabilities and obligations of Seller or Buyer arising on or after the Effective Time under (i) any Regulatory Orders applicable to the Business or the Purchased Assets, or (ii) imposed on Buyer or the Purchased Assets or Business in connection with any Required Regulatory Approval; and

(h)	the liabilities and obligations set forth on Schedule 2.3(h).

2.4          Excluded Liabilities. Buyer does not assume and will not be obligated to pay, perform, or otherwise discharge any of the following liabilities or obligations (collectively, the “Excluded Liabilities”):

(a)          any liabilities or obligations of Seller to the extent related to any Excluded Assets;

(b)          any liabilities or obligations of Seller for any breach or default by Seller prior to the Effective Time, or any event prior to the Effective Time, which after the giving of notice or passage of time or both would constitute a default or breach by Seller, of or under the Business Agreements, Franchises, the Transferable Permits, or the Transferable Environmental Permits, except to the extent that such liability or obligation is taken into account in determining the Adjustment Amount;

(c)          all trade accounts payable and other accrued and unpaid current expenses in respect of goods and services incurred by or for the Business in the ordinary course of business to the extent attributable to the period prior to the Effective Time (the “Accounts Payable”);

(d)          any liabilities or obligations of Seller in respect of indebtedness for borrowed money;

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(e)          any liabilities or obligations in respect of Taxes of Seller or any Tax Affiliate of Seller, or any liability of Seller for unpaid Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise, except for Taxes for which Buyer is liable pursuant to Section 3.4 or Section 7.7;

(f)           any obligations of Seller for wages, employment Taxes, or severance pay to the extent attributable to the period prior to the Effective Time (except, with respect to vacation days and severance pay, as otherwise provided in Section 7.9);

(g)          except for the Assumed Environmental Liabilities, (i) any liabilities or obligations arising from any lawsuit (including any workers compensation claim) against Seller involving the Business filed prior to the Effective Time, (ii) any liabilities or obligations arising from any lawsuit (including any workers compensation claim) arising from an Actionable Incident related to the Purchased Assets or the Business which occurred prior to the Effective Time, or (iii) any criminal fines or penalties imposed by a Governmental Entity resulting from (A) an investigation or proceeding before a Governmental Entity regarding acts which occurred prior to the Effective Time, or (B) intentional fraud by Seller or its Affiliates prior to the Effective Time;

(h)          except as otherwise provided in Section 7.9, any liability or obligation of Seller or an ERISA Affiliate of Seller under or in connection with any of the Benefit Plans, including under any deferred compensation arrangement or severance policy or any obligation to make any parachute or retention payment;

(i)           any grievance arising out of or under any Collective Bargaining Agreement, or other collective bargaining agreement applicable to any of the Business Employees, prior to the Effective Time, and except as provided in Section 7.9, any other liabilities or obligations of Seller relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination, by Seller of any individual, to the extent the circumstances giving rise to the liability or obligation occurred prior to the Effective Time;

(j)           any liabilities or obligations of Seller arising under or in connection with this Agreement, any certificate or other document delivered in connection in herewith, and any of the transactions contemplated hereby and thereby; and

(k)          the amount of any disallowance (whether reflected in a required rate adjustment or a denial of a requested rate adjustment or otherwise affecting Buyer) in any purchased gas adjustment proceeding, to the extent the disallowance results from a finding by the PUC of an imprudent gas decision made by Seller prior to the Effective Time.

2.5          Delivery of Guaranty. Contemporaneously with the execution and delivery of this Agreement, Parent will duly execute and deliver the Guaranty to Seller.

ARTICLE III

PURCHASE PRICE

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3.1          Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) will be an amount equal to $288,000,000.00 (the “Base Price”), adjusted as follows: (i) the Base Price will be increased by the Adjustment Amount if the Adjustment Amount is a positive number; and (ii) the Base Price will be reduced by the Adjustment Amount if the Adjustment Amount is a negative number. The Adjustment Amount will be determined in accordance with the requirements set forth on Exhibit 3.1.

3.2	Determination of Purchase Price.

(a)          No later than 15 days prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Purchase Price, based on Seller’s good faith estimates of the Adjustment Amount (such estimated Purchase Price being referred to herein as the “Estimated Closing Payment Amount”), together with supporting assumptions and calculations, in reasonable detail, for such estimates of the Purchase Price and the Adjustment Amount. Within five Business Days following receipt by Buyer of the Estimated Closing Payment Amount, Buyer may object in good faith and in writing to Seller’s estimate of the Adjustment Amount included in the Estimated Closing Payment Amount. If Buyer objects to Seller’s estimate of the Adjustment Amount, the Parties shall attempt to reconcile their differences in good faith by negotiation. If the Parties are unable to do so within five Business Days following receipt by Seller of Buyer’s written objection (or if Buyer does not object to Seller’s estimate of the Adjustment Amount), the Base Price shall be adjusted for purposes of the Closing by the amount of the estimated Adjustment Amount not in dispute (as adjusted, the “Closing Payment Amount”). The disputed portion of Seller’s estimate of the Adjustment Amount shall be paid when and as required under Section 3.2(e).

(b)          Within 90 days after the Closing Date, Seller will prepare and deliver to Buyer a statement (the “Post-Closing Adjustment Statement”) that reflects Seller’s determination of (i) the Adjustment Amount, and (ii) the Purchase Price based on the Adjustment Amount. In addition, Seller will provide Buyer with supporting assumptions and calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement. Buyer agrees to cooperate with Seller in connection with Seller’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Seller with access to its books, records, information, and employees as Seller may reasonably request.

(c)          The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Seller has delivered the Post-Closing Adjustment Statement Buyer notifies Seller of any dispute with matters set forth in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Buyer (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Buyer disagrees, the basis of such disagreement, and Buyer’s position with respect to such disputed item.

(d)          If Buyer delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), then (i) the undisputed portion of the total proposed Adjustment Amount

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set forth in the Post-Closing Adjustment Statement (together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in effect on the Closing Date) will be paid by the appropriate Party, in accordance with the payment procedures set forth in Section 3.2(e); and (ii) Buyer and Seller will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties. If Buyer and Seller are unable to reach a resolution with respect to all disputed items within 45 days of delivery of the Adjustment Dispute Notice, Buyer and Seller will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within 30 days after such submission, upon such remaining disputed items. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer and Seller so that Buyer’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(e)          Within five days following the final determination of the Purchase Price pursuant to Sections 3.2(c) and 3.2(d), (i) if the Purchase Price is greater than the Closing Payment Amount, Buyer will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Seller; or (ii) if the Purchase Price is less than the Closing Payment Amount, Seller will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Buyer. Any amount paid under this Section 3.2(e) will be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment.

3.3          Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations will be allocated among the Purchased Assets on a basis consistent with section 1060 of the Code and the Treasury Regulations thereunder. Within 60 days following the final determination of the Purchase Price, the Parties will work together in good faith to agree upon such allocation; provided that in the event that such agreement has not been reached within such 60-day period, the allocation will be determined by the Independent Accounting Firm based solely on presentations of Buyer and Seller (and not independent review), and such determination will be binding on the Parties. Each Party will pay one-half of the fees and expenses of the Independent Accounting Firm in connection with such determination. Each Party will report the transactions contemplated by the Agreement for federal Income Tax and all other Tax purposes in a manner consistent with such allocation, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns. Each Party will provide the other promptly with any other information required to complete Form 8594 under the Code. Each Party will notify the other, and will provide the other

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with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.

3.4	Proration.

(a)          All Taxes, utility charges, and similar items customarily prorated, including those listed below, to the extent relating to the Business or the Purchased Assets will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period prior to the Effective Time, and Buyer liable to the extent such items relate to any period from and after the Effective Time. Such items to be prorated will include:

(i)           personal property and real property Taxes, assessments, franchise Taxes, and other similar charges, including charges for water, telephone, electricity, and other utilities;

(ii)          any permit, license, registration, and compliance assurance fees or other fees with respect to any Transferable Permits and Transferable Environmental Permits; and

(iii)	rents under any leases of real or personal property.

(b)          In connection with any real property Tax prorations, including installments of special assessments, Buyer will be credited with an amount equal to the amount of the current real property Tax or installment of special assessments, as the case may be, multiplied by a fraction, (i) the numerator of which is the number of days from the date of the immediately preceding installment to the day before the Closing Date, and (ii) the denominator of which is the total number of days in the assessment period in which the Closing Date occurs. In connection with any other prorations, in the event that actual amounts are not available at the Closing Date, the proration will be based upon the Taxes, assessments, charges, fees, or rents for the most recent period completed prior to the Closing Date for which actual Taxes, assessments, charges, fees, or rents are available. All prorations will be based upon the most recent available Tax rates, assessments, and valuations. Any prorations will be made so as to avoid duplication of any items, and will not include items which are otherwise taken into account in determining the Purchase Price, including the Adjustment Amount.

(c)          The proration of all items under this Section 3.4 will be recalculated by Buyer within 60 days following the date upon which the actual amounts become available to Buyer. Buyer will notify Seller promptly of such recalculated amounts, and will provide Seller with all documentation relating to such recalculations, including tax statements and other notices from third parties. The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

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ARTICLE IV

THE CLOSING

4.1          Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Obligations (the “Closing”) will take place at the offices of Blackwell Sanders Peper Martin LLP in Kansas City, Missouri, beginning at 10:00 A.M. (Kansas City, Missouri time) on the first Business Day of the calendar month following the calendar month during which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree; provided, however, that in no event shall such Closing occur prior to February 8, 2006, and provided that in no event shall the Closing occur sooner than seven Business Days after the receipt of the last Final Regulatory Order. The date on which the Closing occurs is referred to herein as the “Closing Date.” The purchase and sale of the Purchased Assets and assumption of the Assumed Obligations will be effective as of 12:01 A.M., Rosemount, Minnesota time on the Closing Date (the “Effective Time”).

4.2          Payment of Closing Payment Amount. At the Closing, Buyer will pay or cause to be paid to Seller the Closing Payment Amount, by wire transfer of immediately available funds or by such other means as may be agreed upon by Seller and Buyer.

4.3          Deliveries by Seller. At or prior to the Closing, Seller will deliver the following to Buyer:

(a)	the Bill of Sale, duly executed by Seller;
(b)	the Assignment and Assumption Agreement, duly executed by Seller;
(c)	the Transitional Services Agreement, duly executed by Seller;

(d)          all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(e)	the certificate contemplated by Section 8.2(d);

(f)           one or more deeds of conveyance of the parcels of Real Property with respect to which Seller holds fee interests, substantially in the form of the Special Warranty Deed, duly executed and acknowledged by Seller and in recordable form;

(g)          one or more instruments of assignment or conveyance, substantially in the form of the Assignment of Easements, as are necessary to transfer the Easements and the Shared Easement Rights pursuant to Section 7.4(b);

(h)          all such other instruments of assignment or conveyance as are reasonably requested by Buyer in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;

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(i)           a receipt or certificate from the Minnesota Department of Treasury confirming that all Minnesota Taxes have been paid in full as of the Closing Date;

(j)           certificates of title for certificated motor vehicles or other titled Purchased Assets, duly executed by Seller as may be required for transfer of such titles to Buyer pursuant to this Agreement;

(k)          terminations or releases of Encumbrances on the Purchased Assets other than the Permitted Encumbrances;

(l)           a long-form certificate of good standing with respect to Seller, to the extent applicable (dated as of a recent date prior to the Closing Date but in no event more than 15 Business Days before the Closing Date), issued by the Secretary of State (or other duly authorized official) of the State of Delaware;

(m)         a copy, certified by an authorized officer of Seller, of resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, together with a certificate by the Secretary of Seller as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(n)          an affidavit that Seller is not a foreign person under section 1445(b)(2) of the Code; and

(o)          such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

4.4          Deliveries by Buyer. At or prior to the Closing, Buyer will deliver the following to Seller:

(a)	the Assignment and Assumption Agreement, duly executed by Buyer;
(b)	the Transitional Services Agreement, duly executed by Buyer;
(c)	the certificate contemplated by Section 8.3(c);

(d)          all consents, waivers, or approvals obtained by Buyer from third parties in connection with this Agreement;

(e)          a long-form certificate of good standing with respect to Buyer, to the extent applicable (dated as of a recent date prior to the Closing Date but in no event more than 15 Business Days before the Closing Date), issued by the Secretary of State (or other duly authorized official) of the State of Delaware;

(f)           a copy, certified by an authorized officer of Buyer, of resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements

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and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby, together with a certificate by the Secretary of Buyer as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(g)          all such other documents, instruments, and undertakings as are reasonably requested by Seller in connection with the assumption by Buyer of the Assumed Obligations in accordance with this Agreement or any Ancillary Agreement; and

(h)          such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedule (as the same may be supplemented or amended pursuant to Section 7.8), Seller represents and warrants to Buyer as set forth in this Article V. For convenience of reference, selected Sections of Article V refer to specific, numbered Schedules.

5.1          Organization; Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by Seller makes such qualification necessary. Seller has heretofore delivered to Buyer true, complete, and correct copies of Seller’s Governing Documents, as currently in effect.

5.2          Authority Relative to this Agreement. Seller has full corporate power and authority necessary to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by Seller, and constitutes (or, with respect to each Ancillary Agreement, will constitute upon Closing) a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

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5.3          Consents and Approvals; No Violation. Except as set forth in Schedule 5.3, the execution and delivery of this Agreement and the Ancillary Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not:

(a)	conflict with or result in any breach of Seller’s Governing Documents;

(b)          result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(c)          violate any Law or Order applicable to Seller, any of its Affiliates, or any of the Purchased Assets;

(d)          require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, including the FERC as to gas storage facilities, and including state utility commissions, other than (i) the Seller Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (iii) any requirements which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

5.4          Governmental Filings. Since January 1, 2004, Seller has filed or caused to be filed with the PUC, MNOPS, and FERC all material forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required by Law or Order to be filed by Seller with the PUC, MNOPS, or FERC with respect to the Natural Gas Distribution Business and the Purchased Assets. As of the respective dates on which such forms, statements, reports, and documents were filed, each (to the extent prepared by Seller and excluding information prepared or provided by third parties) complied in all material respects with all requirements of any Law or Order applicable to such form, statement, report, or document in effect on such date.

5.5	Financial Information.

(a)          Schedule 5.5(a) sets forth the Book Values, as of December 31, 2004, and June 30, 2005, respectively, of selected balance sheet information with respect to certain Purchased Assets and certain Assumed Obligations. The information set forth in Schedule 5.5(a) is referred to herein as the “Selected Balance Sheet Information.”

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(b)          Schedule 5.5(b) sets forth the division income statements for the Business for the 12-month period ended December 31, 2004, and the six-month period ended June 30, 2005. The information set forth in Schedule 5.5(b) is referred to herein as the “Division Income Statement Information.”

(c)          The Selected Balance Sheet Information and the Division Income Statement Information fairly present as of the dates thereof or for the periods covered thereby, in all material respects, the items reflected therein, all in accordance with FERC Accounting Rules and any applicable PUC accounting rules applied on a consistent basis in accordance with the Seller’s normal accounting practices. The individual accounts in the Selected Balance Sheet Information are recorded in accordance with GAAP, with the exception of the following items that reflect pro forma adjustments: (i) Cash Value of Leased Vehicles, (ii) Other Post-Retirement Benefits (presented at the accumulated post-retirement benefit obligation liability with an offsetting Other Post Employment Benefits regulatory asset), and (iii) the items described in Note 1 on Exhibit 3.1.C, which are currently reflected on Seller’s corporate books and records and that, beginning January 1, 2006, will be reflected on the Business’s books and records.

5.6          No Material Adverse Effect. Except as set forth in Schedule 5.6, since June 30, 2005, no change or event has occurred which, either individually or in the aggregate, has resulted in or is reasonably likely to have a Material Adverse Effect.

5.7          Operation in the Ordinary Course. Except as otherwise disclosed herein or set forth in Schedule 5.7, or otherwise specifically contemplated or permitted pursuant to the terms hereof, since June 30, 2005, the Business has been operated in the ordinary course of business consistent with past practice.

5.8          Title and Related Matters. Except as set forth on Schedule 5.8: (i) Seller owns, and has good, valid, and marketable title to, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances; and (ii) the Purchased Assets are not subject to Preferential Purchase Rights. The Purchased Assets have been maintained consistent with Good Utility Practice, except to the extent that the failure to so maintain the Purchased Assets does not create a Material Adverse Effect.

5.9          Leases. Schedule 5.9 lists all real property leases under which Seller is a lessee or lessor that (i) relate principally to the Business or the Purchased Assets, and (ii) provide for annual payments of more than $100,000 or are otherwise material to the Business or the Purchased Assets. To the extent available to Seller, true and complete copies of all such leases have been made available to Buyer.

5.10       Environmental. The only representations and warranties given in respect to Environmental Laws, Environmental Permits, or Environmental Claims are those contained in this Section 5.10, and none of the other representations and warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, or Environmental Claims, or matters incident to or arising out of or in connection with any of the foregoing. All such matters are governed exclusively by this Section 5.10 and by Article IX.

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(a)          Except as set forth on Schedule 5.10(a)-1, (i) to Seller’s Knowledge, Seller presently possesses all Environmental Permits necessary to own, maintain, and operate the Purchased Assets as they are currently being owned, maintained and operated, and to conduct the Business as it is currently being conducted, (ii) to Seller’s Knowledge, with respect to the Purchased Assets and the Business, Seller is in compliance, in all material respects, with the requirements of such Environmental Permits and Environmental Laws, and (iii) Seller has received no written notice or information of an intent by an applicable Governmental Entity to suspend, revoke, or withdraw any such Environmental Permits. Schedule 5.10(a)-2 sets forth a list of all material Environmental Permits held by Seller for the operation of the Business.

(b)          Except as set forth on Schedule 5.10(b), neither Seller nor any Affiliate of Seller has received within the last three years any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws, Environmental Permits, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the operation of the Business or the Purchased Assets arising under Environmental Laws.

(c)          Except as set forth on Schedule 5.10(c), (i) to Seller’s Knowledge, there is and has been no Release from, in, on, or beneath the Real Property that could form a basis for an Environmental Claim, and (ii) there are no Environmental Claims related to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller.

(d)          Seller has made available to Buyer, prior to the date hereof, all material correspondence, studies, audits, reviews, investigations, analyses, and reports on environmental matters relating to the Purchased Assets, the Assumed Environmental Liabilities, or the Business (including estimates of costs developed in accordance with the “Statement of Position 96-1: Environmental Remediation Liabilities,” prepared by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (October 10, 1996)) that were conducted by, or on behalf of, or which are in the possession or reasonable control of Seller.

(e)          Except as set forth on Schedule 5.10(e), Seller has not entered into any settlements with any of its insurance carriers in connection with the clean-up of any of the manufactured gas plant sites related to the Purchased Assets or Assumed Obligations.

5.11       Labor Matters. Schedule 5.11 lists each collective bargaining agreement covering any of the Business Employees to which Seller is a party or is subject (each, a “Collective Bargaining Agreement”). Except to the extent set forth in Schedule 5.11, (i) Seller is in compliance with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) Seller has not received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; (iv) Seller is in compliance with the terms of and its obligations under the Collective Bargaining Agreements, and has administered each

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Collective Bargaining Agreement in a manner consistent in all material respects with the terms and conditions of such Collective Bargaining Agreement; (v) no grievance or arbitration proceeding arising out of or under the Collective Bargaining Agreements is pending against Seller; and (vi) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened against Seller in respect of the Purchased Assets or the Business. Except for obligations to be assumed or undertaken by Buyer pursuant to Section 7.9, there are no employment, severance, or change in control agreements or contracts between Seller and any Business Employee under which Buyer would have any liability. Seller has made available to Buyer a true, correct, and complete copy of each Collective Bargaining Agreement. Prior to the Closing Date, Seller has not engaged in any act in violation of the WARN Act, or in any act that requires notice or any other action on the part of Seller under the WARN Act, with respect to the Business.

5.12	ERISA; Benefit Plans.

(a)          Schedule 5.12(a) lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other plan, program, or arrangement providing benefits to employees that is maintained by, contributed to, or required to be contributed to by Seller (or any ERISA Affiliate of Seller) as of the date hereof on account of current or former Business Employees, including persons who have retired or may retire from the Business (each, a “Benefit Plan”). Copies of such plans and all amendments thereto, together with the most recent annual report and actuarial report with respect thereto, if any, have been made available to Buyer.

(b)          Each Benefit Plan that is intended to be qualified under section 401(a) of the Code is qualified in all material respects and has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and each trust that is intended to be exempt under section 501(a) of the Code has received a determination letter that such trust is so exempt. Seller has furnished to Buyer true and complete copies of all such determination letters. Nothing has occurred since the date of such determination that would materially adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.

(c)          Each Benefit Plan has been maintained, funded, and administered in material compliance with its terms, the terms of any applicable Collective Bargaining Agreements, and all applicable Laws, including ERISA and the Code. There is no “accumulated funding deficiency” within the meaning of section 412 of the Code with respect to any Benefit Plan which is an “employee pension benefit plan” as defined in section 3(2) of ERISA. No reportable event (within the meaning of section 4043 of ERISA) has occurred or exists in connection with any Benefit Plan other than events which would not, individually or in the aggregate, have an adverse effect on the Purchased Assets or Business. No event or liability or lien on assets described in sections 4041, 4042, 4062, 4063, 4064, 4068, or 4069 of ERISA has occurred or exists in connection with any Benefit Plan. Seller has accounted for the Seller Pension Plan in accordance with GAAP, and the contributions to the Seller Pension Plan have been made in accordance with applicable Law. No proceeding has been initiated to terminate the

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Seller Pension Plan, nor, to Seller’s Knowledge, has the Pension Benefit Guaranty Corporation threatened or otherwise expressed its intention to terminate the Seller Pension Plan. Neither Seller nor any ERISA Affiliate has any obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in section 3(37) of ERISA). No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation. No Person has provided or is required to provide security to the Seller Pension Plan under section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability.

(d)          Except as set forth on Schedule 5.12(d), the administrator and the fiduciaries of each Benefit Plan have in all material respects complied with the applicable requirements of ERISA, the Code, and any other requirements of applicable Laws, including the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA. Except as set forth on Schedule 5.12(d), there have been no non-exempt “prohibited transactions” as described in section 4975 of the Code or Title I, Part 4 of ERISA involving any Benefit Plan, and to Seller’s Knowledge there are no facts or circumstances which could give rise to any tax or penalty imposed by section 4975 of the Code or section 502 of ERISA with respect to any Benefit Plan.

(e)          All contributions (including all employer matching and other contributions and all employee salary reduction contributions) for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) have been paid to the Benefit Plans within the time required by Law or will be paid to the Benefit Plans prior to or as of the Closing, notwithstanding any provision of any Benefit Plan to the contrary. All returns, reports, and disclosure statements required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered.

(f)           Each Benefit Plan that is a group health plan (within the meaning of Code section 5000(b)(1)) in all material respects complies with and has been maintained and operated in material compliance with each of the health care continuation requirements of section 4980B of the Code and Part 6 of Title I, Subtitle B of ERISA (or the applicable requirements of state insurance continuation law) and the requirements of the Health Insurance Portability and Accountability Act of 1996.

(g)          Schedule 5.12(g) sets forth the medical and life insurance benefits currently provided by Seller to any currently retired or former employees of the Business other than pursuant to Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code, or similar provisions of state law. Except for (i) any obligation to provide medical and/or life insurance benefits under and for the duration of any applicable Collective Bargaining Agreement or any prior collective bargaining agreement to which Seller or any of Seller’s predecessors was a party with respect to the Business, or (ii) any obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable Law, Seller may amend, modify, or terminate post-retirement and post-

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employment medical and life benefits or coverage, or adjust retirement premiums or cost-sharing provisions, at any time without further liability.

(h)          Except as provided in Section 7.9, no provision of any Benefit Plan would require the payment by Buyer of any money or other property, or the provision by Buyer of any other rights or benefits, to any employee or former employee of Seller as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of section 280G of the Code.

5.13	Certain Contracts and Arrangements.

(a)          Except for contracts, agreements, leases, commitments, understandings, or instruments which (i) are listed on Schedule 5.9, Schedule 5.11, or Schedule 5.13(a), or (ii) have been entered into in the ordinary course of business and do not individually involve annual payment obligations in excess of $100,000, Seller is not a party to any contract, agreement, lease, commitment, understanding, or instrument which is principally related to the Business or the Purchased Assets other than the Retained Agreements, the Shared Agreements, and any other contracts, agreements, personal property leases, commitments, understandings, or instruments which are Excluded Assets. Except as disclosed in Schedule 5.13(a), each material Business Agreement constitutes a valid and binding obligation of Seller and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect. Seller is not in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, and has not received written notice that it is in breach or default under, any material Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained. Except as set forth in Schedule 5.13(a), to Seller’s Knowledge, no other party to any material Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any material Business Agreement. Except as set forth in Schedule 5.13(a), Seller has not received written notice of cancellation or termination of any material Business Agreement. To the extent available to Seller, true and complete copies of each Business Agreement listed in Schedule 5.13(a), together with all amendments and supplements thereto, have been made available to Seller.

(b)          Schedule 5.13(b) sets forth a list of each municipal or county franchise agreement relating to the Business to which Seller is a party (the “Franchises”). Except as disclosed on Schedule 5.13(b), Seller is not in default under such agreements, and, to Seller’s Knowledge, each such agreement is in full force and effect.

5.14       Legal Proceedings and Orders. Except as set forth in Schedule 5.14, there are no material Claims relating to the Purchased Assets or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller. Except for any Regulatory Orders, or as set forth in Schedule 5.14, Seller is not subject to any outstanding Orders that would reasonably be expected to apply to the Purchased Assets or the Business following Closing.

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5.15       Permits. Seller has all Permits required by Law for the operation of the Business as presently conducted and for the ownership, operation, and maintenance of the Purchased Assets as presently owned, operated, and maintained. Schedule 5.15 sets forth a list of all material Permits held by Seller and required for the operation of the Business as presently conducted and for the ownership, operation, and maintenance of the Purchased Assets as presently owned, operated, and maintained. Except as set forth in Schedule 5.15, (i) Seller has not received any written notification that it is in violation of any such Permits, and (ii) Seller is in compliance in all material respects with all such Permits.

5.16       Compliance with Laws. Seller is in material compliance with all Laws, Orders, and Regulatory Orders applicable to the Purchased Assets or the Business.

5.17       Insurance. Schedule 5.17 contains a complete list of the current insurance policies held by Seller in respect of the Business and the Purchased Assets. Except as set forth on Schedule 5.17, since June 30, 2005, the Purchased Assets have been continuously insured with financially sound insurers in such amounts and against such risks and losses as are customary in the gas utility industry, and Seller has not received any written notice of cancellation or termination with respect to any material insurance policy of Seller providing coverage in respect of the Purchased Assets. All insurance policies of Seller covering the Purchased Assets are in full force and effect.

5.18	Taxes.

Except as set forth in Schedule 5.18:

(a)          All Tax Returns relating to the Business or the Purchased Assets, including all property, activities, income, employees, sales, purchases, capital or gross receipts of Seller relating thereto, required to be filed by or on behalf of Seller have been or will be filed in a timely manner, and all Taxes required to be shown on such Tax Returns have been or will be timely paid in full, except to the extent being contested in good faith by appropriate proceedings. All such Tax Returns were or will be correct and complete in all material respects, and were or will be prepared in compliance with all applicable Laws and regulations. None of the Purchased Assets is (i) an asset or property that is or will be required to be treated as described in section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code. No property Taxes paid by Seller will be subject to refund to the customers of the Business.

(b)          Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, service provider, creditor, member, stockholder or other third party in connection with the Business or the Purchased Assets, and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)          To Seller’s Knowledge, there are no additional state or local Taxes due and no state or local deficiencies for any period for which state or local Tax Returns have

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been filed by or on behalf of Seller, and there are no pending, active or threatened audits or proposed deficiencies or other claims for unpaid state or local Taxes of Seller or of the Affiliated Group that are attributable to Seller, in each case with respect to the Business or the Purchased Assets.

(d)          Seller is not a party (directly or indirectly) to any Tax allocation or sharing agreement relating to the Business or the Purchased Assets.

(e)          None of the Assumed Obligations is an obligation to make a payment that is not or will not be deductible under section 280G of the Code.

(f)           The transactions contemplated by this Agreement will be a taxable event as to Seller, and all of Seller’s accumulated deferred Taxes related to Seller’s Natural Gas Distribution Business will be extinguished.

5.19       Regulation as a Utility. Neither Seller nor any of its Affiliates is a “Holding Company,” a “Subsidiary Company,” or an “Affiliate” of a “Holding Company” within the meaning of the Holding Company Act. The Natural Gas Distribution Business is regulated as a public utility in the state of Minnesota.

5.20       Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller.

5.21       Shipper Services Sale to Cornerstone. The sale of Seller’s Shipper Services business first to Energy One Ventures before merging that entity into Cornerstone Energy has not been accorded accounting treatment which (i) is contrary to prior PUC Orders or (ii) in any way could result in a refund requirement or cost disallowance.

5.22       Sufficiency of Assets. Except as set forth on Schedule 5.22, the Purchased Assets, together with the assets identified in Sections 2.2(h), (k), (l), and (m), constitute all assets necessary for Buyer to conduct the Business in substantially the same manner as Seller conducted the Business prior to the Effective Time.

5.23       Financial Hedges. Each of the Financial Hedges identified on Schedule 5.23 (a) has been entered into solely in connection with, or allocated solely to, the gas supply portfolio serving the Natural Gas Distribution Business, and (b) has been applied to the gas supply portfolio serving the Natural Gas Distribution Business in conformance with the PUC’s rules and regulations, including the purchased gas adjustment rules. At Closing, Schedule 5.23 will also identify each Financial Hedge to be included in the Purchased Assets or that will be liquidated pursuant to Section 7.4(c)(ii).

5.24       Related-Party Agreements. Except as set forth in Schedule 5.24, Seller is not a party to any agreement, contract, commitment, transaction, or proposed transaction with any of its Affiliates related to the Business. Except as set forth in Schedule 5.24, no contract, agreement, or commitment included in the Purchased Assets has, as a counterparty thereto, an Affiliate of Seller.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

6.1          Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

6.2          Authority Relative to this Agreement. Buyer has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

6.3          Consents and Approvals; No Violation. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not:

(a)	conflict with or result in any breach of Buyer’s Governing Documents;

(b)          result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(c)          violate any Law or Order applicable to Buyer, any of its Affiliates, or any of their respective assets;

(d)          require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, including the FERC as to gas storage facilities, and including state utility commissions, other than (i) the Buyer Required Regulatory Approvals, or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not,

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individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

6.4          Regulation as a Utility. Buyer is a subsidiary of a “Holding Company” within the meaning of the Holding Company Act, which Holding Company is exempt from the Holding Company Act’s registration requirements.

6.5          Buyer’s Knowledge. Buyer represents that it is a sophisticated party, and has conducted a full due diligence investigation of the Business, the Purchased Assets, and the Assumed Obligations. Buyer understands and agrees that any financial forecasts or projections relating to the Business prepared by or on behalf of Seller have been provided to Buyer with the understanding and agreement that Seller is making no representation or warranty with respect to such forecasts or projections.

6.6          Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer.

6.7          Financial Capability. Buyer (i)  at the Closing will have sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii)  at the Closing will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction, or liability of any kind, which would impair or adversely affect such resources and capabilities.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1	Conduct of Business.

(a)          Except as specifically contemplated in this Agreement, specifically required by any Business Agreement, Law, or Order, or otherwise specifically described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, Seller will operate the Purchased Assets and the Business in the ordinary course consistent with Good Utility Practice and will use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, Governmental Entities, and others having business dealings with the Business. Without limiting the generality of the foregoing, except as specifically contemplated in this Agreement, specifically required by any Business Agreement, Law, or Order, or otherwise specifically described in Schedule 7.1, prior to the Closing Date, without the prior written consent of Buyer, which will not be unreasonably withheld, delayed or conditioned, Seller will not:

(i)           create, incur, assume, or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon the Purchased Assets;

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(ii)          make any material change in the level of inventories customarily maintained by Seller with respect to the Business, other than in the ordinary course of business or consistent with Good Utility Practice;

(iii)         other than any such sales, leases, transfers, or dispositions involving any Purchased Assets involving less than $25,000 on an individual basis, or $100,000 in the aggregate, sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than (A) in the ordinary course of business, and (B) consistent with Good Utility Practice;

(iv)         other than in the ordinary course of business or consistent with Good Utility Practice, (A) enter into, terminate, extend, renew, or otherwise amend any material Business Agreement, or (B) waive any material default by, or release, settle, or compromise any material claim against, any other Person who is a party thereto;

(v)          grant severance or termination pay to any present or former employee of the Business that would be the responsibility of Buyer;

(vi)         enter into any collective bargaining agreement in which the terms and conditions to be applicable to Transferred Employees of a specific job classification or seniority materially differ from those currently applicable to Business Employees of such specific job classification or seniority;

(vii)       amend in any material respect or cancel (or suffer the cancellation of) any property, liability, casualty, or other insurance policies related to the Purchased Assets, or fail to maintain by self insurance, or with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are consistent with Good Utility Practice and customary for such Purchased Assets and the Business;

(viii)      enter into, amend, make any waivers under, or otherwise modify any property Tax agreement, treaty, or settlement;

(ix)         with respect to the Business, change, in any material respect, its accounting methods or practices, credit practices, collection policies, or investment, financial reporting, or inventory practices or policies or the manner in which the books and records of the Business are maintained;

(x)          grant any increase in the compensation of or grant or agree to any bonus or increase the benefits or coverage under any Benefit Plan or adopt a new Benefit Plan for Business Employees not covered by collective bargaining who will become Transferred Employees, except for increases and bonuses, or changes in benefits or coverage, in the ordinary course of business and consistent with past practice;

(xi)         hire any employee for the Business other than (A) persons who are hired by Seller to replace an employee identified on Schedule 1.1-B who has

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terminated employment, died, or become disabled, (B) persons who are hired by Seller in order to meet a reasonable, demonstrable need, or (C) persons hired by Seller to perform Central or Shared Functions; or

(xii)       agree or commit to take any action which would be a violation of the restrictions set forth in Section 7.1(a)(i) through Section 7.1(a)(xi).

(b)          Within fifteen (15) Business Days after the date hereof, a committee comprised of one Person designated by Seller and one Person designated by Buyer, and such additional Persons as may be appointed by the Persons originally appointed to such committee (the “Transition Committee”) will be established promptly following the execution of this Agreement to examine transition issues relating to or arising in connection with the transactions contemplated hereby. From time to time, the Transition Committee will report its findings to the senior management of each of Seller and Buyer. The Transition Committee shall have no authority to bind or make agreements on behalf of the Parties or to issue instructions to or direct or exercise authority over the Parties. Seller shall provide to Buyer, at no cost, interim furnished office space, utilities, and telecommunications at mutually agreed locations as reasonably necessary to allow Buyer to conduct its transition efforts.

7.2	Access to Information.

(a)          Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets to which Buyer is not denied access by Law and to which Seller has the right to grant access without the consent of any other Person (and in the case where consent of another Person is required, only on such terms and conditions as may be imposed by such other Person); (ii) permit Buyer to make such reasonable inspections thereof (including but not limited to surveys thereof) as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Business (including information concerning software and configuration of business systems that are not included in the Purchased Assets, to the extent that such information is not proprietary) as Buyer may from time to time reasonably request; (iv) furnish Buyer with a copy of each material report, schedule, or other document principally relating to the Business filed by Seller with, or received by Seller from, any Governmental Entity; and (v) furnish Buyer with access to such officers and employees of Seller (including information technology support personnel) as Buyer may reasonably request for purposes of coordinating the transfer and conversion of data and business processes and systems from Seller to Buyer and for such other purposes as are reasonably related to the process of transitioning ownership of the Purchased Assets and operation of the Business from Seller to Buyer in accordance with this Agreement; provided, however, that (A) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, (B) Buyer will indemnify and hold harmless Seller from and against any Losses caused to Seller by any action of Buyer or Buyer’s Representatives while present on any of the Purchased Assets or other premises to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the

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condition such premises were in prior to any such investigation), (C) Seller will not be required to take any action which would constitute a waiver of the attorney-client privilege, and (D) Seller need not supply Buyer with any information which Seller is under a contractual or other legal obligation not to supply; provided, however, if Seller relies upon clauses (C) or (D) as a basis for withholding information from disclosure to Buyer, to the fullest extent possible without causing a waiver of the attorney-client privilege, or a violation of a contractual or legal obligation, as the case may be, Seller will provide Buyer with a description of the information withheld and the basis for withholding such information. Notwithstanding anything in this Section 7.2 to the contrary, (x) Buyer will not have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (y) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer will not have the right to perform or conduct any other sampling or testing at, in, on, or underneath any of the Purchased Assets. Buyer shall repair all damage caused by Buyer and parties acting on Buyer’s behalf and shall indemnify and hold Seller harmless of and from all claims which may be asserted against Seller by reason of Buyer’s activities under or contemplated by this Section 7.2(a).

(b)          The Parties agree that between the date hereof and the Closing Date, at the sole responsibility and expense of Buyer, Seller shall permit designated representatives (“Observers”) of Buyer to regularly observe, in the presence of personnel of Seller, all operations of Seller to the extent related specifically to the Purchased Assets or the Assumed Obligations, and the operation thereof, and to observe (without participating in) material discussions with third parties to the extent related specifically to the Purchased Assets or the Assumed Obligations; provided, however, that (A) any such observations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or the Purchased Assets, (B) Buyer shall not be entitled to observe any discussions between Seller and its legal counsel, accountants, or financial advisors and shall not otherwise be entitled to observe any activities or discussions which may constitute a waiver of the attorney client or other privilege, which are related to the performance of the Parties under the terms of this Agreement, or which otherwise are outside of the normal conduct of the Business in the ordinary course, and (C) Seller need not permit the Observers to observe or participate in discussions concerning any information which Seller is under a legal or contractual obligation not to disclose. The Observers may recommend or suggest that actions be taken or not be taken by Seller; provided, however, that Seller will not be under any obligation to follow any such recommendations or suggestions and that Seller shall be entitled, subject to the terms of this Agreement, to conduct the Business in accordance with its own judgment and discretion. The Observers shall have no authority to bind or make agreements on behalf of Seller, to conduct discussions with or make representations to third parties on behalf of Seller, or to issue instructions to or direct or exercise authority over Seller, or any of its officers, employees, advisors or agents.

(c)          Unless and until the transactions contemplated hereby have been consummated, each Party will, and will cause its Affiliates and Buyer’s Representatives

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or Seller’s Representatives, as applicable, to, hold in strict confidence and not use or disclose to any other Person all Confidential Information. “Confidential Information” means all information in any form heretofore or hereafter obtained from either Party in connection with Buyer’s evaluation of the Business, the negotiation of this Agreement, or the performance of the covenants and agreements of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement or the Confidentiality Agreement by either Party, its Affiliates, Buyer’s Representatives, or Seller’s Representatives. Notwithstanding the foregoing, each Party may disclose Confidential Information to the extent that such information is required to be disclosed by such Party by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any SEC rules. In the event that a Party believes any such disclosure is required, such Party will give the other Party notice thereof as promptly as possible and will cooperate with the other Party in seeking any protective orders or other relief as such Party may determine to be necessary or desirable. In no event will a Party make or permit to be made any disclosure of Confidential Information other than to the extent such Party’s legal counsel has advised in writing it is required by Law, and such Party will use its best efforts to assure that any Confidential Information so disclosed is protected from further disclosure to the maximum extent permitted by Law. If the transactions contemplated hereby are not consummated, each Party will promptly return to the other Party all copies of any Confidential Information, including any materials prepared by such Party or Buyer’s Representatives or Seller’s Representatives, as applicable, incorporating or reflecting Confidential Information, and an officer of such Party will certify in writing compliance by such Party with the foregoing.

(d)          Buyer agrees that, without Seller’s written consent, except as otherwise provided for in this Agreement, neither Buyer nor any Affiliate of Buyer will directly or indirectly solicit for employment or employ any person who is now employed by Seller; provided, that Buyer and its Affiliates are not prohibited from: (i) employing a person who contacts Buyer or its Affiliates on his own initiative and without any direct or indirect solicitation by Buyer or its Affiliates; or (ii) conducting generalized solicitations for employees that are not specifically targeted at Seller’s employees, through the use of media advertisements, professional search firms, or otherwise.

(e)          The provisions of Section 7.2(c) and 7.2(d) supersede the Confidentiality Agreement, and will survive for a period of two years following the Closing or the termination of this Agreement, except that if the Closing occurs, the provisions of Section 7.2(c) will expire with respect to any information principally related to the Purchased Assets and the Business.

(f)           For a period of seven years after the Closing Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including all Transferred Employee Records, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased

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Assets. Such access will be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (ii) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no Party need supply the other Party with any information which such Party is under a contractual or other legal obligation not to supply. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(f). If the Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such seven-year period, such Party will, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.

7.3          Expenses. Except to the extent specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses. For the avoidance of doubt, Buyer will be solely responsible for payment of (i) all filing fees in connection any Required Regulatory Approvals, and (ii) all other filing, recording, transfer, or other fees or charges of any nature payable pursuant to any provision of Law or any Order or Franchise in connection with the sale, transfer, and assignment of the Purchased Assets and the Assumed Obligations; provided, however, that neither Party shall be responsible for any penalties or other conditions imposed on the other Party pursuant to any Required Regulatory Approval.

7.4          Further Assurances; Procedures with Respect to Certain Agreements and other Assets.

(a)          Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to effectuate a transfer of operation of the Business to Buyer with minimal interruptions or disruptions in the conduct of the Business. Neither Party will, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby. From time to time after the date hereof, Buyer will, at its own expense, (i) execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby, and (ii) cooperate with Seller in connection with obtaining any releases or discharges of Seller from any of the Assumed Obligations.

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(b)          Seller has easements, license agreements (including railroad crossing rights), rights-of-way, and leases for rights-of-way, some of which relate solely to the Business and Purchased Assets (the “Easements”) and others of which relate to both the Business and Purchased Assets and Seller’s other businesses (the “Shared Easements”). At the Closing, Seller will convey and assign to Buyer, subject to the obtaining of any necessary consents, (i) by the Assignment of Easements, all Easements, and (ii) by separate sub-easement or other document, sufficient rights under the Shared Easements to permit Buyer to use the same, as presently used by Seller with respect to the Business, on a nonexclusive basis (the “Shared Easement Rights”).

(c)

(i)           To the extent that Seller’s rights under any Business Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement will not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Seller will use its commercially reasonable efforts (without being required to make any payment to any third party or to incur any economic burden) to obtain any such required consent as promptly as possible. Buyer agrees to cooperate with Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party (other than as provided under Section 7.3) or to incur any economic burden (other than the assumption of Seller’s obligations under the applicable Business Agreement). Seller and Buyer agree that if any consent to an assignment of any Business Agreement is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the Business Agreement in question so that Buyer would not acquire the benefit of all such rights and obligations, then (i) Seller may elect to exercise its rights under Section 7.4(d) with respect to any such Business Agreement that is a personal property lease, or (ii) if Seller does not exercise such rights or if such Business Agreement is not a personal property lease, then at the Closing the Parties will, to the maximum extent permitted by Law and such Business Agreement, enter into such arrangements with each other as are reasonably necessary to provide Buyer with the benefits and obligations of such Business Agreement from and after the Effective Time.

(ii)          To the extent that any Business Agreement consisting of a futures contract, options contract, or other derivatives transaction (but not including contracts for physical delivery) (each, a “Financial Hedge”) is not assignable due to the rules and regulations of the Commodities Futures Trading Commission, the New York Mercantile Exchange (or other futures or options exchange on which the Financial Hedge was entered into), or the relevant clearinghouse, the Parties agree that the Financial Hedges shall be liquidated at Closing. Liquidation proceeds will be paid as follows: (A) in the event Seller’s aggregate mark-to-market value of the Financial Hedges is positive, Seller will pay Buyer the mark-

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to-market value of the Financial Hedges; or (B) in the event Seller’s aggregate mark-to-market value of the Financial Hedges is negative, Buyer will pay Seller the mark-to-market value of the Financial Hedges. On or before Closing, the Parties shall mutually agree on a specific procedure to liquidate the Financial Hedges, and any payment due as a result of such liquidation under this Section 7.4(c)(ii) shall be made at Closing.

(d)          With respect to equipment or other personal property that is used principally for the Business and that is leased by Seller either (i) pursuant to a personal property lease that is a Business Agreement that cannot be assigned to Buyer, or (ii) pursuant to any agreement that is not included in the Purchased Assets, Seller may elect prior to the Effective Time to purchase some or all of the assets leased under such lease and used principally for the Business, and such assets will be included in the Purchased Assets, if such purchase can be accomplished on commercially reasonable terms and conditions.

(e)          The Parties have agreed that the agreements set forth on Schedule 7.4(e) (the “Shared Agreements”) will be governed by this Section 7.4(e) and are not Business Agreements. Seller’s rights and obligations under the Shared Agreements, to the extent such rights and obligations relate to the Business, are described on Schedule 7.4(e), and are referred to herein as the “Allocated Rights and Obligations.” Unless Seller elects to enter into Other Arrangements, the Parties agree to cooperate with each other and use commercially reasonable efforts to enter into agreements with the other party or parties to each Shared Agreement providing for (i) assignment to and assumption by Buyer, effective from and after the Effective Time, of the Allocated Rights and Obligations, and (ii) retention by Seller of all rights and obligations of Seller under the Shared Agreements other than the Allocated Rights and Obligations (such agreements set forth in (i) and (ii) being referred to as “Substitute Arrangements”); provided, that neither Seller nor Buyer will be obligated to enter into or agree to any such Substitute Arrangements unless such Substitute Arrangements have the effect of transferring to the Buyer the Allocated Rights and Obligations (and reserving to Seller the rights and obligations which are not Allocated Rights and Obligations) on a fair and equitable basis, as determined in the reasonable discretion of Seller and Buyer. In connection with the foregoing, the Parties agree, as reasonably requested, to submit such financial or other information concerning themselves, and to execute such assumption agreements or similar documents reasonably requested by a third party; provided that neither Party will be required to make any payment to any third party or to incur any economic burden (other than the assumption of the Allocated Rights and Obligations by Buyer, and the retention of the other rights and obligations under the Shared Agreements by Seller). In the event that (x) the Parties are unable to enter into Substitute Arrangements with respect to a Shared Agreement in accordance with the foregoing, or (y) Seller notifies Buyer that it elects not to pursue Substitute Arrangements with respect to such Shared Agreement, then in either case at the Closing the Parties will, to the maximum extent permitted by Law and such Shared Agreement, enter into such arrangements with each other as are necessary to provide Buyer with the benefits and obligations of the Allocated Rights and Obligations under such Shared Agreement, with Seller retaining the other benefits and obligations under such Shared Agreement from and after the Effective Time (the “Other Arrangements”).

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(f)           Seller from time to time provides collateral or other security to certain other Persons in connection with certain Business Agreements and Shared Agreements. Seller and Buyer agree to use commercially reasonable efforts to cause such collateral or other security to be returned to Seller (including in the case of a letter of credit a return of the letter of credit to Seller), or released (in the case of other credit support previously provided by Seller) at the Closing. Subject to the next sentence of this clause, in the event that such collateral or other security is not returned to Seller or otherwise released at the Closing, Buyer will (i) pay to Seller an amount equal to any cash collateral posted by Seller; and (ii) in the case of a letter of credit, provide to Seller a back-up letter of credit in the same amount and for a period expiring no earlier than 10 days following the expiration of the letter of credit previously provided by Seller. The provisions of this Section 7.4(f) will apply only to collateral or other security provided in connection with (i) Business Agreements assigned to Buyer at Closing, and (ii) Shared Agreements to the extent such collateral or other security is related to the Allocated Rights and Obligations assigned to Buyer at Closing under such Shared Agreements.

(g)          In the event that any approval from the Federal Communications Commission, the Michigan Public Service Commission, the South Dakota Public Utility Commission, the Iowa Utilities Board, or any Franchise authority that is not a Required Regulatory Approval but is nonetheless necessary to obtain in order to avoid violation of any Law were all the Purchased Assets to be transferred to Buyer at the Effective Time is not obtained within 30 days prior to the Closing, the Parties agree that:

(i)           they will each continue to use commercially reasonable efforts to obtain such approvals as quickly as possible;

(ii)          any of the Purchased Assets, the transfer of which to Buyer in the absence of such an approval would cause or lead to a violation of any Law (the “Contingent Purchased Assets”), shall not be transferred to Buyer at the Effective Time, but will be transferred immediately upon receipt of the requisite approvals, with the time between the Effective Time and the receipt of such approval being referred to as the “Interim Period”

(iii)         during the Interim Period, Seller shall continue to have all title, rights, and obligations in the Contingent Purchased Assets to the extent necessary to avoid any violation of Law; and

(iv)         the Parties will enter into such arrangements with each other prior to Closing as are permissible under Law and reasonably necessary to provide Buyer with the benefits and obligations in respect of the Contingent Purchased Assets from and after the Effective Time, and otherwise on terms and conditions reasonably acceptable to each Party.

(h)          Following the Closing, each Party will promptly remit to the other any payments such Party receives that are in satisfaction of any rights or assets belonging to the other Party.

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7.5          Public Statements. Each Party will consult with the other prior to issuing, and will consider in good faith any comments by the other to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or stock exchange rules and provided that any such public announcement, statement, or other disclosure issued by Buyer will be subject to Section 7.2(c).

7.6	Consents and Approvals.

(a)          Seller and Buyer will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) respond promptly to any requests for additional information made by either of such agencies, and (iii) use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(b)          Seller and Buyer will cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals), (ii) obtain the transfer to Buyer of all Transferable Permits and Transferable Environmental Permits, and the reissuance to Buyer of all Permits that are not Transferable Permits and all Environmental Permits that are not Transferable Environmental Permits, (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including the Required Regulatory Approvals) (including by taking all structural corporate actions necessary to consummate the transactions contemplated hereby in a timely manner), and (iv) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated by this Agreement as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which Seller or Buyer is a party or by which either of them is bound. Seller and Buyer each will have the right to review in advance all characterizations of the information relating to it or the transactions contemplated by this Agreement which appear in any filing made by the other in connection with the transactions contemplated hereby.

(c)          Neither Party will on an ex parte basis initiate, directly or indirectly, any communications, meetings, or other contacts with any Governmental Entity in connection with the transactions contemplated hereby or any matters relating to any declaration, filing, or registration with, notice to, or authorization, consent, or approval of any such Governmental Entity in connection with this Agreement. In connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby or any

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such declaration, filing, registration, notice, authorization, consent, or approval, each Party agrees: (i) to inform the other in advance of any such communication, meeting, or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) to consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by Section 7.6(c)(i); (iii) to arrange for representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) to notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) to provide the other Party with copies of all written communications with any Governmental Entity relating to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 7.6 will apply to or restrict communications or other actions by Seller with or with regard to Governmental Entities in connection with (x) the Purchased Assets or the Business in the ordinary course of business, or (y) the transactions contemplated by Section 7.9.

(d)          Seller and Buyer will cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax Law (other than any such liabilities which under the terms hereof are to be paid by Buyer).

7.7	Tax Matters.

(a)          All transfer, documentary, stamp, registration, sales and use Taxes, including real property conveyance Taxes, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Buyer, and Buyer, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation.

(b)          Seller will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable by Seller and the timely payment of all Taxes shown to be due on such returns. Buyer will be responsible for the preparation and timely filing of all Tax Returns reflecting Taxes payable by Buyer and the timely payment of all Taxes shown to be due on such returns. Any Tax Return that reflects Taxes to be prorated in accordance with Section 3.4 will be subject to the approval of the Party not preparing such return, which approval will not be unreasonably withheld or delayed. Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than 20 Business Days prior to the due date for filing such Tax Return. Within 15 Business Days after receipt of such Tax Return, the approving Party will pay to the Party preparing the Tax Return the amount of such prorated Taxes shown as due on such approved Tax Return for which such approving Party is responsible under Section 3.4.

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(c)          Buyer and Seller will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party will retain (until the expiration of the applicable statutes of limitation) and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 7.7(c) or pursuant to any other Section hereof providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties hereto in accordance with Section 7.2(b).

7.8          Supplements to Schedules. Prior to the Closing Date, Seller may supplement or amend the Schedules furnished by it under this Agreement except for Schedule 7.1. In the event that the changes to the Schedules resulting from such supplements and amendments, considered collectively, give rise to a Material Adverse Effect (considered without giving effect to part (G) of the definition of “Excluded Matter” set forth in the definition of “Material Adverse Effect”), Buyer may either (i) terminate this Agreement without liability to either Party, or (ii) not so terminate this Agreement (in which event any breach of any representation or warranty made by Seller which would otherwise exist absent such supplements and amendments will be deemed cured for all purposes of this Agreement). In order to terminate this Agreement pursuant to this Section 7.8, Buyer must give notice of such termination to Seller within 10 Business Days following receipt of such supplemented or amended Schedules from Seller. In the event that Buyer terminates this Agreement pursuant to this Section 7.8, such termination will be Buyer’s sole remedy hereunder, and Seller will have no further liability or obligation to Buyer.

7.9	Employees and Employee Benefits.

(a)          From and after the Effective Time, Buyer will recognize the union locals set forth on Schedule 7.9(a) (the “Locals”) as the exclusive bargaining representatives of the bargaining units set forth on Schedule 7.9(a) that include Transferred Employees. No later than 20 Business Days prior to the Closing Date, Buyer will negotiate and reach agreement with each Local on the terms and conditions of a new collective bargaining agreement to be effective from and after the Effective Time with respect to the applicable bargaining unit represented by such Local (each such agreement being referred to as a “New CBA”). Should Buyer fail to successfully negotiate a New CBA with a Local at least 20 Business Days prior to the Closing Date, then at the Closing, Buyer will assume the existing Collective Bargaining Agreement to the extent applicable to the bargaining unit represented by such Local and to the extent consistent with applicable Law; provided that Buyer shall not assume any of the Seller Benefit Plans, and Buyer will instead provide benefits of the type and amount described in the existing Collective Bargaining Agreements through Buyer’s own benefit plans and arrangements. Buyer agrees that (i) upon request by Seller, Buyer will notify Seller of the status of negotiations with each Local, and (ii) no later than 19 Business Days prior to the Closing Date, Buyer will notify Seller whether a New CBA has been successfully negotiated with such Local.

(b)          No later than 20 Business Days prior to the Closing, Buyer will give Qualifying Offers of employment to all Business Employees. Each such person who

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becomes employed by Buyer pursuant to this Section 7.9(b) is referred to herein as a “Transferred Employee.” For this purpose, a “Qualifying Offer” means employment at a level of base pay at least equal to the Transferred Employee’s base pay in effect immediately prior to the Closing Date, and with a primary work location no more than 50 miles from the Transferred Employee’s primary work location immediately prior to the Closing Date. Buyer will assume the severance compensation agreements listed on Schedule 7.9 (b).

(c)          Subject to Section 7.9(d)(vii), all offers of employment made by Buyer pursuant to Section 7.9(b) will be made in accordance with all applicable Laws, will be conditioned only on the occurrence of the Closing, and will remain open for a period expiring no earlier than ten Business Days prior to the Closing Date. Any such offer which is accepted before it expires will thereafter be irrevocable, except for good cause. Following acceptance of such offers, Buyer will provide written notice thereof to Seller and Seller will provide Buyer with either the original or a copy of the Transferred Employee Records.

(d)          The following will be applicable with respect to the Transferred Employees, Business Employees, Current Retirees, and Other Plan Participants, as appropriate:

(i)           From and after the Effective Time, the Transferred Employees will accrue no additional benefits under any employee benefit plan, policy, program, or arrangement of Seller or its Affiliates.

(ii)          As of the Effective Time, Buyer will cause the Transferred Employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement to be covered by Buyer benefit plans providing coverage or benefits required under such agreement, and Buyer will cause all other Transferred Employees to be covered by Buyer benefit plans available to similarly situated employees of Buyer and, except as provided in this Section 7.9, on the same terms and conditions as are made available to such similarly situated employees, or to be covered by Buyer-sponsored benefit plans that provide benefits that are comparable, in the aggregate, to the benefits provided to the Transferred Employees as of the date immediately preceding the Closing Date. Subject to the terms of any Collective Bargaining Agreement, the commitments under this Section 7.9(d)(ii) require the following:

(A)         With respect to welfare benefit plans, Buyer agrees to waive or to cause the waiver of all limitations as to pre-existing conditions and actively-at-work exclusions and waiting periods for the Transferred Employees (except and then only to the extent that a Transferred Employee was subject to and had not, as of the Closing Date, satisfied any such condition, exclusion, or waiting period under the Benefit Plans). With respect to the calendar year in which the Closing Date occurs, all health care expenses incurred by any such employees or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the

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Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Seller health care plans will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plan of Buyer for such calendar year. As soon as practicable, but in no event later than 60 days after the Closing Date, Seller will provide Buyer with all relevant information necessary or reasonably requested by Buyer for purposes of administering this provision.

(B)         With respect to service and seniority, Buyer will recognize the service and seniority of each of the Transferred Employees recognized by Seller for all non-pension purposes, including the determination of eligibility, the extent of service or seniority-related welfare benefits such as vacation and sick pay benefits, and levels of benefits other than pension benefits, including eligibility for and level of retiree health benefits.

(C)         The Parties will comply with the provisions set forth on Exhibit 7.9(d)(ii)(C).

(D) Retiree Health. Buyer will assume the liability, obligation, and responsibility with respect to providing post-retirement health and life insurance benefits in accordance with this Section 7.9(d)(ii)(D), Section 7.9(a), and Schedule 5.12(g) (“Post-Retirement Welfare Benefits”) to (i) the persons listed on Schedule 7.9(d)(ii)(D) and any Business Employee who retires between the date hereof and the Closing Date (such listed persons and Business Employees, the “Current Retirees”) and their spouses and eligible dependents, and (ii) the Business Employees who have, as of the Closing Date, satisfied the age and service eligibility requirements for Post-Retirement Welfare Benefits under the applicable Seller plans (the “Grandfathered Active Employees” and, together with the Current Retirees, the “Grandfathered Individuals”) and their spouses and eligible dependents. The Grandfathered Individuals as of the date hereof are listed on Schedule 7.9(d)(ii)(D). Effective on the Closing Date and for a period continuing at least through the last day of the calendar year that follows the calendar year in which the Closing Date occurs (the “Benefit Continuation Period”), Buyer will provide to the Current Retirees Post-Retirement Welfare Benefits that are comparable in the aggregate to those Post-Retirement Welfare Benefits provided to such Current Retirees immediately prior to the Closing Date, at a premium rate that is at least as favorable as the premium rate in effect for and available to the Current Retirees immediately prior to the Closing Date (subject to cost increases in accordance with Seller’s past practice), provided that Buyer will provide a premium reduction credit to each Current Retiree (and surviving spouse of any Current Retiree) equal to the premium reduction credit accrued by such Current Retiree as of the Closing Date under the Seller’s Post-Retirement Welfare Benefit plans, if any. Buyer will provide to the Grandfathered Active Employees, for a period commencing at the time such Grandfathered Active Employee retires and continuing at least through the last day of the Benefit Continuation Period, Post-Retirement Welfare Benefits that are comparable in the aggregate to those Post-Retirement Welfare Benefits that would have been available to such

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Grandfathered Active Employees immediately prior to the Closing Date(if such employees had retired immediately prior to the Closing Date), at a premium rate that is at least as favorable as the premium rate in effect for and available to the Grandfathered Active Employees immediately prior to the Closing Date (subject to cost increases in accordance with Seller’s past practice); provided that Buyer will provide a premium reduction credit to each Grandfathered Active Employee (and surviving spouse) equal to the premium reduction credit accrued by such Grandfathered Active Employee as of the Closing Date under the Seller’s Post-Retirement Welfare Benefits plans, if any. For the avoidance of doubt, any Grandfathered Active Employee who earns 1,000 hours of service with Seller in the calendar year in which the Closing occurs will be given credit for a year of service for the calendar year during which the Closing occurs for purposes of Seller’s Post-Retirement Welfare Benefits. Following the Benefit Continuation Period, Buyer may exercise any rights that Seller would have had to modify the post-retirement health and life insurance plans applicable to Grandfathered Individuals, all other Transferred Employees, and the spouses and eligible dependents of all the above; provided that (i) Buyer will not eliminate Post-Retirement Welfare Benefits for a period of five years from the Closing Date, (ii) Buyer will honor any premium reduction credit in full for any Grandfathered Individual, and (iii) the Current Retirees, Grandfathered Individuals, or other Transferred Employees, or their spouses and eligible dependents, shall not, as the result of any such modification, be treated less favorably than are treated similarly situated non-union retirees of Buyer (and the spouses and eligible dependents of any such retirees) who retire during 2005 (or, if later, the Grandfathered Individual’s or Transferred Employee’s actual retirement date).

(E)          With respect to the Aquila, Inc. Retirement Investment Plan (the “Savings Plan”), Seller will vest Transferred Employees in their Savings Plan account balances as of the Closing Date. Buyer will take all actions necessary to cause a Buyer 401(k) plan in which Transferred Employees are eligible to participate (x) to recognize the service that the Transferred Employees had in the Savings Plan for purposes of determining such Transferred Employees’ eligibility to participate, vesting, attainment of retirement dates, contribution levels, and, if applicable, eligibility for optional forms of benefit payments, and (y) to accept direct rollovers (in accordance with section 401(a)(31) of the Code) of Transferred Employees’ account balances in the Savings Plan, such direct rollovers to be in cash with the exception that the direct rollovers may include transfers of loan balances and related promissory notes, provided that such loans would not be treated as taxable distributions at any time prior to such transfer. Buyer is not, in accepting direct rollovers of Transferred Employees’ account balances, assuming sponsorship of any portion of Seller’s Savings Plan or any other liability or obligation that Seller or an ERISA Affiliate of Seller might have or incur with respect to the Savings Plan, including liability (if any) for breaches of fiduciary duty or excise Tax amounts.

(F)          As soon as practicable but in no event later than 60 days after the Closing Date, Seller will transfer to a flexible spending plan maintained by Buyer

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any balances standing to the credit of Transferred Employees under Seller’s flexible spending plan as of the day immediately preceding the Closing Date. Following the Closing Date and for the remainder of the calendar year in which the Closing Date occurs, the Transferred Employees will continue to make salary reduction contributions to Buyer’s flexible spending plan in accordance with such Transferred Employees’ elections under Seller’s flexible spending plan. Buyer will establish for each Transferred Employee who participated in Seller’s flexible spending plan on the Closing Date a book-keeping account with a balance (positive or negative, as applicable) equal to the Transferred Employee’s balance under Seller’s flexible spending plan on the Closing Date. Seller also will transfer to Buyer, within 10 Business Days following the Closing, an amount of cash equal to the aggregate unused balances of the book-keeping accounts of the Transferred Employees on the Closing Date. As soon as practicable but in no event later than 60 days after the Closing Date, Seller will provide to Buyer a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with (x) their elections made prior to the Closing Date with respect to such account and (y) balances standing to their credit as of the day immediately preceding the Closing Date.

(G)         Buyer will honor all vacation days accrued by the Transferred Employees during the calendar year of the Closing but not used as of the Closing (but not any unused vacation days carried over from a prior calendar year into the calendar year in which the Closing occurs).

(iii)         With respect to severance benefits, Buyer will provide to any Transferred Employee who is not subject to a Collective Bargaining Agreement and whose employment is involuntarily terminated by Buyer (other than for cause) prior to the date which is one year following the Closing Date, severance benefits comparable to those provided by Seller under Seller’s severance plans and policies (other than any plans or policies with respect to stock options) in effect immediately prior to the Closing Date. Any employee who is provided severance benefits under this Section 7.9(d)(iii) may be required to execute a release of claims against Seller and Buyer, in such form as Buyer reasonably prescribes, as a condition for the receipt of such benefits.

(iv)         Seller will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs prior to the Effective Time.

(v)          Seller will be responsible for providing COBRA Continuation Coverage to any current and former Business Employees, or to any qualified beneficiaries of such Business Employees, who become or became entitled to COBRA Continuation Coverage on or before the Closing, including those for whom the Closing occurs during their COBRA election period. Buyer is responsible for extending and continuing to extend COBRA Continuation

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Coverage to all Transferred Employees (and their qualified beneficiaries) who become entitled to such COBRA Continuation Coverage following the Closing.

(vi)         Seller or its Affiliates will pay or cause to be paid to all Transferred Employees, all compensation (including any accrued vacation carried over to the calendar year of the Closing from a previous calendar year and any compensation attributable to stock options granted by Seller), workers’ compensation or other employment benefits to which they are entitled under applicable Law or under the terms of the applicable compensation or Seller benefit plans or programs with respect to employment or events occurring prior to the Effective Time. Buyer will pay to each Transferred Employee all unpaid salary or other compensation or employment benefits which accrue to such employee from and after the Effective Time, at such times as provided under the terms of the applicable compensation or benefit programs.

(vii)       Individuals who would otherwise be Transferred Employees but who on the Closing Date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act or other authorized leave of absence, including short-term or long-term disability or workers’ compensation leave, will be treated as Transferred Employees on the date that they are able to return to work (provided that such return to work occurs within the authorized period of their leaves following the Closing Date) and perform the essential functions of their jobs with or without reasonable accommodation. Seller will be responsible for all compensation and benefits provided to the individual (or the individual’s spouse and eligible dependents) prior to the date on which the individual becomes a Transferred Employee.

(viii)      Buyer will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs at or following the Effective Time.

(ix)         Buyer will assume Seller’s obligations as of the Effective Time to pay nonqualified deferred compensation to the persons and in the amounts set forth on Schedule 7.9(d)(ix) (as such schedule is updated at Closing).

(x)          Seller will vest the Transferred Employees in any outstanding stock options that Seller had issued to the Transferred Employees.

(xi)         Except for Section 7.9(d)(ii)(D), the provisions of this Section 7.9 are not, and will not be construed as being, for the benefit of any Person other than the Parties hereto, and are not enforceable by any Persons (including Transferred Employees, Current Retirees, and Other Plan Participants) other than such Parties.

7.10	Eminent Domain; Casualty Loss.

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(a)          If, before the Closing Date, any of the Purchased Assets are taken by eminent domain or condemnation, or are the subject of a pending or (to Seller’s Knowledge) contemplated taking which has not been consummated, Seller will (i) notify Buyer promptly in writing of such fact and (ii) at the Closing assign to Buyer all of Seller’s right, title, and interest in and to any proceeds or payments received, or to be received, in compensation for such taking. Upon such assignment, such taking or takings, and their effects, will be disregarded in determining whether a Material Adverse Effect has occurred.

(b)          If, before the Closing Date, all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, Seller will notify Buyer promptly in writing of such fact and, at the Closing assign all of Seller’s right, title, and interest in and to any insurance recoveries received, or to be received, in compensation for such damage or destruction less any such amounts received, or to be received, to reimburse Seller for expenditures incurred by Seller. If such damage or destruction, individually or in the aggregate, would create a Material Adverse Effect, Buyer may terminate this Agreement within 20 Business Days following Buyer’s receipt of such notice from Seller unless (i) Seller notifies Buyer within such 20 Business Day period of Seller’s intention to cure such Material Adverse Effect, and (ii) Seller effects such cure (or, to the extent that such cure cannot be effected within 20 Business Days, Seller commences the process to effect such cure as soon as practicable and diligently pursues such cure). Any such termination by Buyer will be treated as a termination by the Parties pursuant to Section 10.1(a).

(c)          Seller and Buyer will use their commercially reasonable efforts (without being required to make payment to any third party or to incur any economic burden) to obtain from each holder of any Preferential Purchase Right a written waiver of such Preferential Purchase Right if required with respect to the transactions contemplated by this Agreement (an “Applicable Preferential Purchase Right”). If the Parties cannot obtain such a required waiver of an Applicable Preferential Purchase Right, the Parties will cooperate, using commercially reasonable efforts, to provide for compliance with the terms of such Applicable Preferential Purchase Right. In the event that any Purchased Asset remains subject to an Applicable Preferential Purchase Right as of the Closing, in lieu of any adjustment to the Purchase Price Seller will at the Closing assign to Buyer, as a Purchased Asset, all of Seller’s right, title, and interest in and to all rights of Seller with respect to such Applicable Preferential Purchase Right, including proceeds received or to be received in respect to such Applicable Preferential Purchase Right, and will assign to Buyer and Buyer will assume, as Assumed Obligations, all obligations of Seller with respect to such Applicable Preferential Purchase Right.

(d)          Except to the extent expressly provided in this Section 7.10, no condemnation or taking of, or exercise of a Preferential Purchase Right set forth in Schedule 5.8 with respect to, any Purchased Asset, nor any effects thereof (including any resulting termination of any Franchise or other agreement principally related to such Purchased Asset), or any supplements or amendments to any Schedules in relation thereto, will constitute or be taken into account in determining whether there has occurred a breach of any representation, warranty, or covenant of Seller, a Material Adverse

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Effect, or a grounds for asserting a failure to satisfy any condition to Closing under this Agreement.

(e)          Buyer and Seller hereby expressly acknowledge and agree that nothing in this Agreement constitutes an offer or agreement to sell, transfer, dispose of, purchase, assume, or acquire any asset subject to a Preferential Purchase Right except upon the Closing following the satisfaction of all conditions to Closing specified in this Agreement. Neither this Agreement nor anything herein or in connection herewith will be deemed to obligate Seller to sell, transfer, assign or otherwise dispose of any Purchased Asset or Assumed Obligation, to Buyer or any other Person, except upon the Closing following the satisfaction or waiver of all conditions to Closing specified in this Agreement.

7.11       Transitional Use of Signage and Other Materials Incorporating Seller’s Name or other Logos. Buyer acknowledges that it will have no ongoing claim or rights in or to the Seller Marks. Buyer will not use or permit the use of any Seller Marks, and within 120 days following the Closing Date, Buyer will remove or cause the removal of the Seller Marks from all signage or other items relating to or used in the Business or the Purchased Assets.

7.12       Litigation and Regulatory Support. In the event and for so long as either Party is actively contesting or defending against any Claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as is reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX hereof). In addition, in the event that Buyer is involved in any proceeding before the PUC or the FERC relating to any obligations (including payment obligations) for which Seller could be liable or responsible under this Agreement, Buyer agrees to consult with Seller concerning such obligations (including the positions taken with respect thereto), to allow Seller to participate in the proceeding to the extent necessary to protect or defend Seller’s interests, and to allow Seller, at Seller’s cost but if necessary in Buyer’s name, to exhaust any appeals available to challenge any appealable decision that is adverse to Seller’s interests in respect of such obligation. The Parties expressly agree that the types of proceedings to which the obligations in the foregoing sentence relate include purchased gas adjustment or gas cost recovery proceedings as well as any other proceedings involving rates charged to customers of the Business. Buyer agrees not to take any position in any administrative or regulatory proceeding that is contrary to Seller’s interests and that relates to the operation of the Business (or the conduct of any Central or Shared Function) prior to the Effective Time.

7.13       Notification of Customers. As soon as practicable following the Closing, Seller and Buyer will cause to be sent to customers of the Business a notice of the transfer of the customers from Seller to Buyer (the “Customer Notification”). The Customer Notification will contain such information as is required by Law and approved by Buyer and Seller, which approval will not be unreasonably withheld or delayed.

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7.14       Document Delivery. The Parties will work cooperatively to make available to Buyer at a reasonable date prior to the Closing such Documents as are reasonably necessary for Buyer and Seller, at the Effective Time, to effect the transition of control of the Business and a transfer of operation of the Business to Buyer with minimal interruptions or disruptions in the conduct of the Business. At or within a reasonably practicable period of time after the Closing Date, Buyer shall receive from Seller, at such location mutually agreed upon by the Parties, any remaining Documents. At Buyer’s reasonable request, Seller will use commercially reasonable efforts to make available in an electronic format compatible with Buyer’s electronic systems any Documents and other books and records relating to the Purchased Assets which are maintained by Seller in electronic form.

7.15       Title Insurance, Surveys, Estoppel Certificates, and Non-Disturbance Agreements. At Buyer’s option and at Buyer’s sole cost and expense, Buyer may obtain (i) title insurance policies in respect of the Real Property, insuring title to the applicable Real Property as vested in Buyer (free and clear of all Encumbrances other than Permitted Encumbrances), and in form, substance, and amount reasonably satisfactory to Buyer (and without limiting the generality of the foregoing, with all requirements satisfied or waived, with all exceptions deleted, and with all endorsements thereto, to the extent reasonably desired by Buyer); (ii) all surveys desired by Buyer in respect of the Real Property, in form and substance reasonably satisfactory to Buyer; and (iii) all estoppel certificates and non-disturbance agreements desired by Buyer in respect of any real property leases included in the Purchased Assets, in form and substance reasonably satisfactory to Buyer and to the parties providing such certificates and agreements. Seller agrees to cooperate as reasonably requested by Buyer (and at Buyer’s expense) in its efforts to obtain any such items, provided that Seller shall not be required to make any payment to any third party or incur any economic burden in connection therewith, and provided that Buyer’s obtaining any such item shall not be a requirement of or a condition to the Closing. In addition, with respect to Seller’s cooperation with Buyer’s reasonable requests to obtain title insurance under subsection (i) above, Seller, except to the extent required to satisfy the Closing condition set forth in Section 8.2(f), and except for such actions as may be necessary to enable Buyer’s title insurance company to insure title to the applicable Real Property as vested in Buyer, shall not be required to cure any purported defects, cause any exceptions to be deleted, or provide any affidavits, indemnities, or representations to any title company issuing such title insurance.

7.16       Central or Shared Functions for Transition Period. Seller and Buyer acknowledge that the Natural Gas Distribution Business is currently dependent upon the Central or Shared Functions, and that the Purchased Assets will not include the employees or assets necessary for Buyer to perform such functions. Buyer intends to replace the Central or Shared Functions through affiliated interest arrangements that will require certain regulatory approvals, and Buyer will use commercially reasonable efforts to obtain such regulatory approvals prior to Closing. If Buyer is unable to obtain such regulatory approvals prior to Closing, at the written request of Buyer made not fewer than 90 days prior to Closing, Seller agrees to provide those Central or Shared Functions requested by Buyer, in accordance with the terms and conditions of the Transitional Services Agreement from and after the Effective Time until such regulatory approvals are obtained, but in any event for a period no greater than six months after the Effective Time. Buyer may also request transitional services under other circumstances, and Seller will provide such transitional services subject to the Transitional Services Agreement to

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the extent that it provided similar services for the Natural Gas Distribution Business immediately prior to Closing and to the extent that it is reasonably able to provide such services. Buyer shall keep Seller reasonably informed of its progress in obtaining the regulatory approvals referred to in this Section 7.16 and will upon Seller’s written request promptly report upon the likelihood of its need to make a request for services under this Section 7.16. Any arrangement for provision of transitional services by Seller after the Effective Time in accordance with this Section 7.16 will be set forth in the Transitional Services Agreement reflecting the requirements of this Section 7.16.

7.17	Post-Closing Insurance.

(a)          Seller agrees to use commercially reasonable efforts to effect the assignment to Buyer of any and all known policies of general, excess or umbrella liability insurance that were issued, prior to Seller’s acquisition of Northern Minnesota Utilities (“NMU”) by any insurer directly to or for the benefit of NMU or any of its corporate predecessors, or Peoples Natural Gas or any of its corporate predecessors (provided, in the case of Peoples Natural Gas or any of its corporate predecessors, any such policy relates solely to the Purchased Assets or any subset thereof) (the “Historical Insurance Policies”). Seller will cooperate with Buyer to obtain from any such insurer such consent as may be required to effect any such assignment. Further, upon Buyer’s reasonable request and at Buyer’s cost, Seller will cooperate with Buyer in its efforts to pursue coverage under the Historical Insurance Policies.

(b)          Should any insurer withhold consent to the assignment of any Historical Insurance Policy to Buyer, then Seller will indemnify Buyer for any Losses incurred by Buyer in respect of the Assumed Environmental Liabilities; provided, however, that such indemnification obligation will exist if and only if Seller actually receives proceeds under such Historical Insurance Policy; and, provided further, that such indemnification obligation will be limited to the amount of such proceeds actually received by Seller after the Effective Time, less Seller’s reasonable costs incurred in recovering those proceeds. Seller will use commercially reasonable efforts to maximize the recovery of proceeds after the Effective Time in respect of the Assumed Environmental Liabilities under the Historical Insurance Policies; provided, however, that Seller will not be liable for the failure to recover any specific amount of proceeds in the absence of gross negligence.

(c)          If Seller has any policies of general, excess, umbrella, environmental impairment or pollution insurance other than the Historical Insurance Policies (the “Seller Insurance Policies”) that provide coverage in respect of the Assumed Environmental Liabilities, Seller will indemnify Buyer for any Losses incurred by Buyer in respect of the Assumed Environmental Liabilities; provided, however, that such indemnification obligation will exist if and only if Seller actually receives proceeds under the Seller Insurance Policies; and, provided further, that such indemnification obligation will be limited to (i) the amount of such proceeds actually received by Seller after the Effective Time and allocated by Seller to the Assumed Environmental Liabilities in a fair and equitable manner and otherwise in accordance with Seller’s historical practices, less (ii) Seller’s reasonable costs incurred in recovering such proceeds, to the extent allocated by Seller in a fair and equitable manner and otherwise in accordance with Seller’s historical

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practices to the receipt of the proceeds described in clause (i) of this Section. Seller will use commercially reasonable efforts to maximize the recovery of proceeds after the Effective Time in respect of the Assumed Environmental Liabilities under the Seller Insurance Policies; provided, however, that Seller will not be liable for the failure to recover any specific amount of proceeds in the absence of gross negligence.

(d)          Seller’s indemnification obligations under Section 7.17(b), Section 7.17(c), and Article IX are mutually exclusive.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1          Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          The waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b)          No Order which prevents the consummation of any material aspect of the transactions contemplated hereby shall have been issued and remains in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which prohibits the consummation of the transactions contemplated hereby; and

(c)          All consents and approvals for the consummation of the transactions contemplated hereby required from third parties shall have been obtained (including the consents and approvals set forth in Schedule 5.3 and Schedule 6.3), other than any of such consents or approvals that the failure to obtain would not, in the aggregate, create a Material Adverse Effect; provided that satisfaction of the foregoing condition shall be determined (i) without consideration of any Required Regulatory Approval, and (ii) after taking into account the reasonably expected effects of any actions taken, or to be taken, by the Parties pursuant to Section 7.4.

8.2          Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)          Since the date of this Agreement and through the period ending immediately prior to the Effective Time, no Material Adverse Effect shall have occurred and be continuing;

(b)          Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

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(c)          The representations and warranties of Seller which are set forth in Article V of this Agreement shall be true and correct as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, cause, constitute, or represent a Material Adverse Effect;

(d)          Buyer shall have received a certificate from the Chief Executive Officer of Seller, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.2(b) and 8.2(c) have been satisfied;

(e)          The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders, and no terms in addition to the Required Regulatory Approvals shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms, individually or in the aggregate, would cause a Material Adverse Effect;

(f)           Any Encumbrances on the Purchased Assets that are not Permitted Encumbrances shall have been released other than such releases the failure of which to obtain would not, in the aggregate, create a Material Adverse Effect; and

(g)          Buyer shall have received the other items to be delivered pursuant to Section 4.3.

8.3          Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)          Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(b)          The representations and warranties of Buyer which are set forth in Article VI shall be true and correct as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, cause such representations and warranties of Buyer to be materially inaccurate taken as a whole.

(c)          Seller shall have received a certificate from the Chief Executive Officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d)          The Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders; and no terms in addition to the Required Regulatory Approvals shall have been imposed in connection with such Final Regulatory Orders by any

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Governmental Entity which terms, individually or in the aggregate, would cause (i) a Material Adverse Effect, or (ii) any other material adverse effect, or the imposition of any material adverse requirements, on Seller or any other operations or assets of Seller; and

(e)          Seller shall have received the other items to be delivered pursuant to Section 4.4.

ARTICLE IX

INDEMNIFICATION

9.1          Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and the Ancillary Agreements will survive the Closing and will expire one year after the Closing Date, except that (i) the representations and warranties in the Special Warranty Deed and in Sections 5.8 and 5.10 of this Agreement will survive the Closing and will expire three years after the Closing Date, and (ii) the representations and warranties in Sections 5.1, 5.2, 5.3(a), 5.12, 5.18, 5.20, 6.1, 6.2, 6.3(a), 6.5, and 6.6 of this Agreement will survive the Closing and will expire upon the expiration of the applicable statute of limitations (unless, in the case of any representation in Section 5.18(a), with respect to which there is no applicable statute of limitations, then the relevant representations and warranties will survive for four years following Closing Date).

9.2	Indemnification.

(a)          Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Seller will indemnify, defend, and hold harmless Buyer from and against any and all Claims and Losses (each, an “Indemnifiable Loss”), asserted against or suffered by Buyer relating to, resulting from, or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement which by its terms is to be performed prior to or at the Closing, (ii) any breach by Seller of the representations and warranties of Seller contained in this Agreement or any Ancillary Agreement, (iii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement not covered by Section 9.2(a)(i), (iv) the Excluded Liabilities, or (v) Seller’s failure to comply with any bulk sales or bulk transfer laws of any jurisdiction applicable to the transactions contemplated by this Agreement.

(b)          Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Buyer will indemnify, defend, and hold harmless Seller from and against any and all Indemnifiable Losses asserted against or suffered by Seller relating to, resulting from, or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement which by its terms is to be performed prior to the Closing, (ii) any breach by Buyer of the representations and warranties of Buyer contained in this Agreement or any Ancillary Agreement, (iii) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement not covered by Section 9.2(b)(i), (iv) the Assumed Obligations, or (v) any and all liabilities and obligations (other than the Excluded Liabilities) associated with the ownership and operation of the Purchased Assets and the Business from and after the Effective Time.

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(c)          Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions will use commercially reasonable efforts to mitigate any Losses, including commercially reasonable efforts to recover all Losses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any Indemnifiable Losses if Losses of such type are otherwise covered by such policies. The amount of any Indemnifiable Loss will be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

9.3	Indemnification Procedures.

(a)          Third Party Claims. If an Indemnitee receives notice of the assertion or commencement of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) for which the Indemnitee claims a right to indemnification hereunder from the other Party (the “Indemnifying Party”), the Indemnitee will promptly give written notice of such Third Party Claim to the Indemnifying Party. Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, to the extent practicable, of the Indemnifiable Loss that the Indemnitee claims it has sustained or may sustain as a result of such Third Party Claim. The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee, to assume the defense of the Third Party Claim while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder with respect to such Third Party Claim.

(b)          Defense of Third Party Claims. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 9.3(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense. The Indemnitee shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation shall be paid by the Indemnifying Party). The Indemnitee will have the right to participate in such defense, including appointing separate counsel, but the costs of such participation shall be borne solely by the Indemnitee. The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which shall not be unreasonably withheld or delayed. If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept and which acceptance requires the consent of the

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Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable. In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee.

(c)          Failure of Indemnifying Party to Assume Defense. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with the terms hereof within 20 Business Days after the receipt of notice thereof, the Indemnitee may elect to defend against the Third Party Claim, and the Indemnifying Party will be liable for all reasonable expenses of such defense to the extent the Indemnifying Party is otherwise obligated hereunder to indemnify Indemnitee with respect to such Third Party Claim.

(d)          Direct Losses. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Loss in reasonable detail and indicating the estimated amount, if practicable. The Indemnifying Party will have a period of 20 Business Days within which to respond to such claim of a Direct Loss. If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement. Any failure by the Indemnifying Party to respond under this Section 9.3(d) will not constitute an admission by the Indemnifying Party with respect to the claim asserted.

(e)          If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other Person, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnitee and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the

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above described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.

(f)           A failure to give timely notice as provided in this Section 9.3 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure. Notwithstanding the foregoing, no claim for indemnification made after expiration of the applicable time periods set forth in this Article IX will be valid.

9.4	Limitations on Indemnification.

(a)          A Party may assert a claim for indemnification under Section 9.2(a)(ii) or Section 9.2(b)(ii), as the case may be, only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 9.1. Any claims pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) must be asserted within one year following the Closing Date. Any claim for indemnification not made in accordance with Section 9.3 by a Party on or prior to the applicable date set forth in Section 9.1 or this Section 9.4(a), and the other Party’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived.

(b)          Notwithstanding any other provision of this Article IX: (i) Seller will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(a)(i) and 9.2(a)(ii) (A) for any individual item where the Loss relating thereto is less than $25,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $25,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Seller under Sections 9.2(a)(i) and 9.2(a)(ii) exceed 50% of the Purchase Price. Notwithstanding the foregoing, (x) the limitations set forth in Section 9.4(b)(i) will not apply to claims asserted by Buyer for breaches of Sections 5.1, 5.2, 5.3(a), 5.8(i), 5.18, and 5.20, and (y) the limitations set forth in Sections 9.4(b)(i) and 9.4(b)(ii) will not apply to claims asserted by Buyer arising from the intentional fraud of Seller.

(c)          Notwithstanding any other provision of this Article IX: (i) Buyer will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(b)(i) and 9.2(b)(ii) (A) for any individual item where the Loss relating thereto is less than $25,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $25,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Buyer under Sections 9.2(b)(i) and 9.2(b)(ii) exceed 50% of the Purchase Price. Notwithstanding the foregoing, (x) the limitations set forth in Section 9.4(c)(i) will not apply to claims asserted by Seller for breaches of Sections 6.1, 6.2, 6.3(a), 6.5, and 6.6, and (y) the limitations set forth in Sections 9.4(c)(i) and 9.4(c)(ii) will not apply to claims asserted by Seller arising from the intentional fraud of Buyer.

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(d)          Except as otherwise expressly provided herein, no representation or warranty of either Party contained in this Agreement or in any Ancillary Agreement will be deemed untrue or incorrect, and such Party will not be deemed to have breached a representation, warranty, or covenant as a consequence of the existence of any fact, circumstance, action, or event that is permitted to be taken by such Party under the terms of this Agreement or any Ancillary Agreement, or that is disclosed in this Agreement, any Ancillary Agreement, any Schedule, or Exhibit hereto, or any certificate or other instrument delivered in accordance with the terms hereof.

(e)          Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in this Agreement or in the Ancillary Agreements, neither Seller nor any other Person is making any other express or implied representation or warranty with respect to Seller, the Business, the Purchased Assets, the Assumed Obligations or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller or its Affiliates, officers, directors, employees, agents, or representatives, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS. Any claims Buyer may have for breach of representation or warranty must be based solely on the representations and warranties of Seller set forth in this Agreement or the Ancillary Agreements. In furtherance of the foregoing, except for the representations and warranties contained in this Agreement or the Ancillary Agreements, Buyer acknowledges and agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person for, and Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of Buyer’s Representatives, including any confidential memoranda distributed on behalf of Seller relating to the Business, the Purchased Assets, or the Assumed Obligations or other publications or data room information provided to Buyer or Buyer’s Representatives, or any other document or information in any form provided to Buyer or Buyer’s Representatives in connection with the sale of the Purchased Assets, the assumption of the Assumed Obligations, and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or Buyer’s Representatives by any of Seller’s Representatives). BUYER HEREBY ACKNOWLEDGES THAT, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND THE ANCILLARY AGREEMENTS, THE BUSINESS AND THE PURCHASED ASSETS ARE BEING PURCHASED ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS.

9.5          Applicability of Article IX. For the avoidance of doubt, Seller and Buyer agree that the remedies and obligations under this Article IX apply only following the Closing, and that prior to the Closing or in the event that this Agreement is terminated the Parties’ remedies will be determined by applicable Law and the provisions of Article X.

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9.6          Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, and local Income Tax purposes.

9.7          No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, except as specifically provided in Sections 10.3(b) and 10.3(c), no Party will, in any event, be liable to the other Party, either in contract or in tort, for any consequential, incidental, indirect, special, or punitive damages of the other Party, including loss of future revenue, income, or profits, diminution of value, or loss of business reputation or opportunity, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party. The exclusion of consequential, incidental, indirect, special, and punitive damages as set forth in the preceding sentence does not apply to any such damages sought by third parties against Buyer or Seller, as the case may be, in connection with Losses that may be indemnified pursuant to this Article IX.

9.8          Exclusive Remedy. Seller and Buyer acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or the Ancillary Agreements or any covenant or agreement to be performed hereunder will be indemnification in accordance with this Article IX and the remedies provided for in Section 10.4. In furtherance of the foregoing, Seller and Buyer hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

ARTICLE X

TERMINATION AND OTHER REMEDIES

10.1	Termination.

(a)          This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b)          This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before the date which is 12 months following the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; and provided, further, that if 10 months following the date of this Agreement the conditions to the Closing set forth in Section 8.2(e) or Section 8.3(d) have not been fulfilled but all other conditions to the

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Closing have been fulfilled or are capable of being fulfilled, then the Termination Date will be the day which is 18 months following the date of this Agreement.

(c)          This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(d)          This Agreement may be terminated by Buyer if there has been a breach by Seller of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured by Seller or waived by Buyer within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied. For the avoidance of doubt, supplements or amendments to Schedules pursuant to Section 7.8 will not be deemed a breach giving rise to a right to terminate pursuant to this Section 10.1(d).

(e)          This Agreement may be terminated by Buyer in accordance with the terms of Section 7.8.

(f)           This Agreement may be terminated by Seller if there has been a breach by Buyer of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by Buyer or waived by Seller within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

10.2       Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to Section 10.1, written notice thereof will forthwith be given by the terminating Party to the other Party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement (including Section 10.3).

10.3	Remedies upon Termination. If this Agreement is terminated as provided herein:

(a)          The obligations of the Parties under Articles I, X, and XI, and Sections 7.2(b), 7.2(c), 7.2(d), 7.3, and 7.5 will survive the termination of this Agreement pursuant to Section 10.1.

(b)          Buyer will pay to Seller a fee equal to 10 percent of the Base Price if Seller terminates this Agreement pursuant to Section 10.1(f).

(c)          Seller will pay to Buyer a fee equal to five percent of the Base Price if Buyer terminates this Agreement pursuant to Section 10.1(d).

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10.4       Specific Performance. This Agreement is being entered into (i) by Buyer as a strategic action in furthering Buyer’s business strategy, and (ii) by Seller as part of a strategic corporate-wide restructuring process, and consummation of the transactions contemplated hereby will be a significant contributing factor to the success of such process. The Parties acknowledge that any failure to consummate the transactions provided for herein will frustrate the Parties’ respective objectives in entering into this Agreement. Accordingly, the Parties agree and stipulate that the Purchased Assets are unique, and that (x) any failure to consummate the transactions provided for in this Agreement due to breach of this Agreement by either Party would result in irreparable injury to the other Party, (y) in the event of any such failure to consummate such transactions, it would be very difficult or impracticable to determine monetary damages caused by such a breach, and (z) in any event, monetary damages would not be an adequate remedy for any such breach. Therefore, the Parties expressly agree that, in the event of breach of this Agreement by either Party, the other Party will, in addition to any other rights and remedies hereunder (except under Section 10.3(b) or Section 10.3(c)), have the right to enforce this Agreement by obtaining an order for specific performance of the Parties’ obligations hereunder.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1       Amendment and Modification. Except as provided in Section 7.8, this Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer.

11.2       Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3       Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or certified mail (return receipt requested), postage prepaid, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Seller, to:

Aquila, Inc.

Attn: General Counsel
20 West Ninth Street
Kansas City, Missouri 64105
Fax:	(816) 467-3486

with copies to:

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Blackwell Sanders Peper Martin LLP
Attn: Robin V. Foster, Esq.
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Fax:	(816) 983-8080

and

Blackwell Sanders Peper Martin LLP
Attn: Frederick R. Strasheim, Esq.
720 Olive Street, Suite 2400
St. Louis, Missouri 63101
Fax: (314) 345-6060

(b)	if to Buyer, to:

WPS Minnesota Utilities, Inc.

c/o WPS Resources Corporation

Attn: Barth J. Wolf, Esq.

700 North Adams Street

P.O. Box 19002

Green Bay, Wisconsin 54307

Fax: (920) 433-1526

with a copy to:

Foley & Lardner LLP
Attn: Mary Ann C. Halloin, Esq.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Fax: (414) 297-4900

11.4       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person except the Parties any rights or remedies hereunder. No provision of this Agreement creates any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

11.5       Governing Law. This Agreement is governed by and construed in accordance with the laws of the state of Minnesota (regardless of the laws that might otherwise govern under

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applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

11.6       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.7       Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement and the Ancillary Agreements, together with the Schedules and Exhibits hereto and thereto and the certificates and instruments delivered under or in accordance herewith or therewith, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings in respect of the transactions contemplated by this Agreement, other than those expressly set forth or referred to herein or therein, and it is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants, or undertakings contained in any other material made available to Buyer, including any such material made available in any data room information, confidential information memoranda, management information presentations, or otherwise. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions. All conflicts or inconsistencies, if any, between the terms hereof and the terms of any of the Ancillary Agreements shall be resolved in favor of this Agreement (except in the case of any Special Warranty Deed, in which event such Special Warranty Deed shall govern and control with respect to the matters addressed therein).

11.8       Bulk Sales or Transfer Laws. Buyer acknowledges that Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

11.9       Delivery. This Agreement, and any certificates and instruments delivered under or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

11.10     Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW. ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: __/s/ Richard C. Green___________

Name:	Richard C. Green
Title:	Chief Executive Officer

WPS Minnesota Utilities, Inc.

By: __/s/ Barth J. Wolf_____________

Name:	Barth J. Wolf
Title:	Secretary

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Exhibit 1.1-A

Form of Assignment and Assumption Agreement

Assignment and Assumption Agreement (“Agreement”), made as of ________________, ____ by and between Aquila, Inc., a Delaware corporation (“Seller”), and WPS Minnesota Utilities, Inc., a Delaware corporation (“Buyer”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated September 21, 2005 (the “Asset Purchase Agreement”), pursuant to which, among other things, Buyer agreed to assume from Seller the Assumed Obligations, and Seller agreed to assign to Buyer all of Seller’s rights to the Purchased Assets.

NOW, THEREFORE, pursuant and subject to the terms of Asset Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           Seller hereby assigns and transfers all of the Assumed Obligations and all of Seller’s rights to the Purchased Assets to Buyer, and Buyer hereby accepts such assignment and hereby assumes and agrees to pay, perform, and discharge when due all of the Assumed Obligations.

2.          The Parties agree, on behalf of themselves and their respective successors and assigns, to do, execute, acknowledge, and deliver, or to cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Agreement.

3.          This Agreement is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Agreement is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Asset Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

4.          This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.          This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

WPS Minnesota Utilities, Inc.

By: _______________________________

Name:
Title:

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Exhibit 1.1-B

Form of Assignment of Easements

Prepared by and please return to:

ASSIGNMENT OF EASEMENTS

In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AQUILA, INC., a Delaware corporation (“Assignor”), with an address of 20 West Ninth Street, Kansas City, Missouri 64105, has granted, sold, conveyed, transferred, and assigned, and by these presents does hereby grant, sell, convey, transfer, and assign unto WPS Minnesota Utilities, Inc., a Delaware corporation (“Assignee”), with a mailing address of 700 North Adams Street, P.O. Box 19001, Green Bay, WI 54307-9001, without representation or warranty of any kind except as set forth in that certain “Asset Purchase Agreement” dated as of September 21, 2005 by and between Assignor and Assignee, all of Assignor’s right, title, and interest in and to the Easements (as such term is defined in the Asset Purchase Agreement) and the Shared Easement Rights (as such term is defined in the Asset Purchase Agreement), including the interests and rights described or set forth on Exhibit A attached hereto and by this reference made a part hereof.

This Assignment is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Assignment is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of Assignor and Assignee under the Asset Purchase Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

TO HAVE AND TO HOLD the above-described premises unto Assignee and its successors and assigns, forever.

IN WITNESS WHEREOF, the undersigned has executed this Assignment effective the ____ day of ___________, 20              .

AQUILA, INC., a Delaware corporation

By: ______________________________________
Name:

Title:

MINNESOTA GAS

[INSERT NOTARY BLOCK and SCHEDULE OF EASEMENTS]

MINNESOTA GAS

Exhibit 1.1-C

Form of Bill of Sale

Bill of Sale, made as of ________________, ______ by and between Aquila, Inc., a Delaware corporation (“Seller”), and WPS Minnesota Utilities, Inc., a Delaware corporation (“Buyer”). Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated September 21, 2005 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller the Purchased Assets.

NOW, THEREFORE, pursuant and subject to terms of the Asset Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           Seller hereby sells, assigns, conveys, transfers, and delivers to Buyer all of Seller’s right, title, and interest in, to, and under the Purchased Assets, and Buyer hereby purchases and accepts from Seller, as of the date hereof, all right, title, and interest of Seller in, to, and under the Purchased Assets.

2.           From time to time, at the request of Buyer, Seller will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be required to give full effect to the intent of this Bill of Sale.

3.          This Bill of Sale is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith. This Bill of Sale is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the Parties under the Asset Purchase Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

4.          This Bill of Sale may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

5.          This Bill of Sale and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

[Signature Page Follows]

MINNESOTA GAS

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

WPS Minnesota Utilities, Inc.

By: _______________________________

Name:
Title:

MINNESOTA GAS

Exhibit 1.1-D

Form of Guaranty

THIS GUARANTY (this “Guaranty”) is made as of September __, 2005, by WPS Resources Corporation, a Wisconsin corporation (the “Guarantor”), in favor of Aquila, Inc., a Delaware corporation (the “Guaranteed Party”).

RECITALS

A.           The Guaranteed Party and WPS Minnesota Utilities, Inc., a Delaware corporation and a wholly-owned subsidiary of the Guarantor (“Buyer”), have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), for, among other things, the sale to and purchase by Buyer of the Purchased Assets (as defined in the Purchase Agreement).

B.           To induce the Guaranteed Party to enter into the Purchase Agreement and consummate the transactions contemplated thereby, the Guarantor has agreed to execute and deliver this Guaranty.

C.           The execution and performance by the Guaranteed Party of the Purchase Agreement and the transactions contemplated thereby will benefit the Guarantor. Without this Guaranty, the Guaranteed Party would not execute and deliver the Purchase Agreement or consummate the transactions contemplated thereby. Therefore, in consideration of the execution and delivery by the Guaranteed Party of the Purchase Agreement and consummation of the transactions contemplated thereby, the Guarantor has agreed to execute and deliver this Guaranty.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1.            Capitalized Terms. Any capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Purchase Agreement.

2.            Guaranty. The Guarantor hereby guarantees the full and prompt payment and performance when due of all of the obligations of Buyer arising under the Purchase Agreement on or before the Closing Date (such obligations, collectively, the “Guaranteed Obligations”).

3.            Nature of Guaranty. Subject to the terms and conditions hereof, this Guaranty is a guaranty of payment and performance and not of collection and is an absolute, unconditional and irrevocable guarantee of the full and prompt payment and performance when due of all of the Guaranteed Obligations, whether or not from time to time reduced or extinguished, and whether or not recovery may be, or hereafter may become, barred by any statute of limitations or otherwise. If any payment made by Buyer or any other Person, and applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be repaid or refunded for any reason, including bankruptcy, insolvency, or reorganization, then, to the extent of such payment or repayment, the liability of the Guarantor will continue to be in full force and effect (or be reinstated, if applicable) as fully as if such payment had never been made. Subject to the terms and conditions hereof, the Guarantor covenants that this Guaranty will not be fulfilled or discharged, except by the

MINNESOTA GAS

complete payment and performance of the Guaranteed Obligations, whether by the Buyer or the Guarantor under this Guaranty.

4.            Termination of Guaranty. This Guaranty shall be valid and enforceable and shall remain in full force and effect until the earlier to occur of (i) the date on which all Guaranteed Obligations have been indefeasibly paid and performed following the termination of the Purchase Agreement in accordance with the terms thereof, and (ii) the consummation of the Closing. Upon the occurrence of either of the foregoing, this Guaranty shall be deemed automatically terminated without further action by the Guarantor or the Guaranteed Party and shall thereafter be of no further force or effect.

5.            Waivers. The Guarantor hereby unconditionally waives (a) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation: notice of acceptance hereof; notice of the creation of any of the Guaranteed Obligations; notice of nonpayment, nonperformance or other default on any of the Guaranteed Obligations; and notice of any action taken to collect upon or enforce any of the Guaranteed Obligations; (b) any subrogation to the rights of the Guaranteed Party against the Buyer and any other claim against the Buyer which arises as a result of payments made by the Guarantor pursuant to this Guaranty, and any claim for contribution against any co-guarantor whether or not the Guaranteed Obligations have been paid or performed in full; and (c) any setoffs or counterclaims against the Guaranteed Party.

6.            Independent Obligations. The Guarantor agrees that the Guaranteed Obligations are independent of the obligations of Buyer under the Purchase Agreement and if any default occurs hereunder, a separate action or actions may be brought and prosecuted against the Guarantor whether or not Buyer is joined therein. The Guaranteed Party may maintain successive actions for other defaults of the Guarantor hereunder. The Guaranteed Party’s rights hereunder will not be exhausted by the exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all Guaranteed Obligations have been paid and fully performed.

7.	Representations and Warranties. The Guarantor represents and warrants that:

(a)          it is a corporation duly organized, validly existing, and in active status under the laws of the State of Wisconsin and has all requisite corporate powers and authority to own its properties and carry on its business as now conducted;

(b)          it has all requisite corporate power and authority to execute, deliver and perform this Guaranty; and

(c)          the execution, delivery, and performance by the Guarantor of this Guaranty had been duly authorized by all necessary corporate action on the part of the Guarantor.

8.            Fees. The Guarantor agrees to pay all reasonable costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) paid or incurred by the Guaranteed Party in endeavoring to collect or enforce performance of this Guaranty.

MINNESOTA GAS

9.            Governing Law. The validity, interpretation and effect of this Guaranty are governed by and will be construed in accordance with the laws of the State of Minnesota applicable to contracts made and performed in such state, without regard to conflicts of law doctrines.

10.          Severability. If any provision of this Guaranty is determined to be unenforceable for any reason by a court of competent jurisdiction, this Guaranty will be adjusted rather than voided, to achieve the intent of the parties, and all of the provisions not deemed unenforceable will be deemed valid and enforceable to the greatest extent possible.

11.          Notices. All notices, requests, demands and other communications under this Guaranty must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:

If to the Guarantor:

WPS Resources Corporation

700 N. Adams Street

Green Bay, WI 54301

Attention: Barth J. Wolf, Esq.

With a copy to:

Foley & Lardner LLP

777 East Wisconsin Ave

Milwaukee, WI 53202-5367

Attention: Mary Ann C. Halloin, Esq.

If to the Guaranteed Party:

Aquila, Inc.

20 West Ninth Street
Kansas City, Missouri 64105
Attn: General Counsel

with copies to:

Blackwell Sanders Peper Martin LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Attn: Robin V. Foster, Esq.

and

Blackwell Sanders Peper Martin LLP

720 Olive Street, Suite 2400

MINNESOTA GAS

St. Louis, Missouri 63101

Attn: Frederick R. Strasheim, Esq.

Either the Guarantor or the Guaranteed Party may from time to time change its address for the purpose of notices by a similar notice specifying a new address, but no such change is effective until actually received by the party sought to be charged with its contents.

All notices and other communications required or permitted under this Guaranty which are addressed as provided in this Section 11 shall be effective upon delivery, if delivered personally or by overnight mail, and shall be effective five (5) days following deposit in the United States mail, postage prepaid, if delivered by mail.

12.          Entire Agreement. This Guaranty constitutes the entire agreement between the Guaranteed Party and the Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon the Guaranteed Party unless expressed herein.

13.          Assignability. This Guaranty is binding upon and inures to the benefit of the permitted successors and assigns of the Guarantor and the Guaranteed Party. The Guaranteed Party (and any of the Guaranteed Party’s permitted assignees) may not assign this Guaranty without obtaining the prior written consent of the Guarantor (which consent shall not be unreasonably withheld), and any attempt to make any such assignment without such consent will be null and void. The Guarantor may not assign this Guaranty without the prior written consent of the Guaranteed Party.

14.          Construction. Ambiguities or uncertainties in the wording of this Guaranty will not be construed for or against any party, but will be construed in the manner that most accurately reflects the parties’ intent as of the date hereof.

15.          Captions. The captions of the various sections of this Guaranty have been inserted for convenience of reference only and do not modify, explain, enlarge or restrict any of the provisions of this Guaranty.

[Signature page follows]

MINNESOTA GAS

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the date first written above.

WPS RESOURCES CORPORATION

By:

Name:

Title:

MINNESOTA GAS

Exhibit 1.1-E

Form of Special Warranty Deed

[ADD ANY STATE RECORDING REQUIREMENTS]

Special Warranty Deed

THIS INDENTURE, made on the          day of                             , 20  , by and between AQUILA, INC., a Delaware corporation, Grantor, and WPS Minnesota Utilities, Inc., a Delaware corporation, Grantee, with a mailing address of 700 North Adams Street, P.O. Box 19001, Green Bay, WI 54307-9001.

WHEREAS, Grantor and Grantee have signed that certain “Asset Purchase Agreement” dated as of September 21, 2005 (the “Agreement”), which Agreement provides for the conveyance of certain assets to Grantee, including, without limitation, the real estate lying, being, and situate in the County of ____________ and State of __________ legally described on Exhibit A attached hereto (the “Property”).

WITNESSETH: THAT GRANTOR, in consideration of the sum of Ten and 00/100 Dollars ($10.00), and other valuable consideration, to it in hand paid by Grantee, the receipt of which is hereby acknowledged, does by these presents, sell and convey unto Grantee and its successors and assigns, the Property;

SUBJECT TO all Permitted Encumbrances, as defined in the Agreement.

TO HAVE AND TO HOLD, the Property aforesaid, with all and singular the rights, privileges, appurtenances, and immunities thereto belonging or in anywise appertaining, unto Grantee and unto its successors and assigns forever, Grantor hereby covenanting that the Property is free and clear from any encumbrance done by it, except as hereinabove stated; and that Grantor will warrant and defend the title of the Property unto Grantee and unto its successors and assigns forever, against the lawful claims and demands of all persons whomsoever, lawfully claiming the same by, through, or under the party of the Grantor, except as hereinafter stated; PROVIDED, HOWEVER, notwithstanding the foregoing, Grantee shall not be entitled to recover any remedies otherwise available to Grantee for any and all breaches of the foregoing deed warranties unless such remedies are available to Grantee under the Agreement (and then only to the extent and subject to all limitations provided in the Agreement).

MINNESOTA GAS

                IN WITNESS WHEREOF, Grantor has caused this Indenture to be executed by its duly authorized officer, the day and the year first above written.

AQUILA, INC., a Delaware corporation

By:

Name:
Title:

[INSERT STATE NOTARY ACKNOWLEDGMENT]

MINNESOTA GAS

EXHIBIT A

Legal Description

MINNESOTA GAS

Exhibit 1.1-F

Form of Transitional Services Agreement

Transitional Services Agreement (“Services Agreement”) made as of _____________ __, 200___ (the “Execution Date”) by and between Aquila, Inc., a Delaware corporation (“Aquila”), and WPS Minnesota Utilities, Inc., a Delaware corporation (“Buyer”). Aquila and Buyer are referred to collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Aquila is selling certain assets and assigning certain liabilities to Buyer pursuant to that certain Asset Purchase Agreement dated as of September 21, 2005 between Aquila and Buyer (the “Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Buyer desires that Aquila provide certain transitional services to Buyer in respect of the Business;

WHEREAS, Aquila has agreed to provide certain transitional services to Buyer in accordance with the terms and conditions of this Services Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

SERVICES

1.1          The Services. Aquila will provide Buyer the transitional services set forth on Schedule 1.1 (the “Services”).

1.2          Service Parameters. Aquila will provide the Services only to the extent that the Services were provided by Aquila for the Business prior to the date hereof, and only for purposes of supporting the conduct of the Business substantially in the manner it was conducted prior to the date hereof.

1.3          Performance Exceptions. Aquila is not required to provide any Service to the extent the provision thereof (i) becomes impracticable, in any material respect, as a result of a cause or causes outside of Aquila’s reasonable control (including any labor dispute or labor or materials shortage or interruption), or (ii) would require Aquila to violate any Law, Order, or other binding commitment or obligation of Aquila to any Governmental Entity or other third party.

1.4          Cooperation; Information and Access. The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Services. Without limiting the generality

MINNESOTA GAS

of the foregoing, Buyer will provide Aquila, in a timely manner, all information and access to facilities required or reasonably requested by Aquila in connection with providing the Services.

1.5          Additional Resources. In providing the Services, Aquila is not obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee, or (iii) purchase, lease, or license any additional equipment or materials.

ARTICLE II

TERM AND TERMINATION

2.1        Term. Except as otherwise provided on Schedule 1.1, the Services will commence on the date hereof and terminate no later than _______________________.

2.2        Termination. This Services Agreement or Aquila’s obligation to provide all or any of the Services may be terminated by the mutual written consent of the Parties at any time. In addition, except as otherwise provided on Schedule 1.1, Buyer may terminate this Services Agreement, or Aquila’s obligation to provide any particular Service hereunder, at any time by providing not less than 30 days prior written notice to Aquila. If any such termination is with respect to less than all of the Services, then Aquila will continue to be obligated to provide the remaining Services in accordance with this Services Agreement.

2.3        Effect of Termination. Upon the termination of this Services Agreement or Aquila’s obligation to provide all or any of the Services, the Parties will have no further obligations hereunder with respect to the terminated Service or Services; provided, however, that notwithstanding such termination (i) Buyer will remain liable to Aquila for all amounts payable in respect of the terminated Services provided prior to the effective date of the termination, and (ii) the provisions of Articles II, IV, V, and VII of this Services Agreement will survive any such termination indefinitely.

ARTICLE III

COMPENSATION

3.1          Fee for Services. Buyer will compensate Aquila for the Services in accordance with Schedule 1.1 and this Article III.

3.2          Payment Terms. Aquila will bill Buyer on a monthly basis for all Services provided hereunder. Such bills will be accompanied by documentation reasonably supporting the amounts shown as payable thereunder, and must be paid by Buyer within 30 days after receipt. Late payments will bear interest at the Prime Rate plus 5%.

3.3          Sales and Use Taxes. For state and local sales and use tax purposes, Aquila and Buyer will cooperate in good faith to segregate amounts payable under this Services Agreement into the following categories: (i) taxable Services; (ii) non-taxable Services; and (iii) payments made by Aquila merely as a purchasing agent for Buyer in procuring goods or services. Aquila will collect from Buyer all state and local sales and use taxes in respect of the Services and will timely remit such taxes to the appropriate state and local tax authorities. Buyer will pay such

MINNESOTA GAS

taxes to Aquila monthly, or as otherwise reasonably required by Aquila. Within 20 days following the receipt by Aquila of notice thereof, Aquila will notify Buyer of the commencement of any sales or use tax audit by a taxing authority which involves any Services provided hereunder or any payments made by Aquila as purchasing agent pursuant hereto. Thereafter, Buyer may, at its own expense, participate in the defense of that audit to the extent related to any such Services or payments. Buyer will be responsible for any additional taxes imposed in respect of the Services, and all related interest, as a result of any such sales or use tax audit.

ARTICLE IV

PERFORMANCE STANDARDS; DISCLAIMER; LIMITATION OF LIABILITY

4.1          Performance Standards. Aquila will provide the Services in accordance with its policies, procedures, and practices in effect immediately prior to the date hereof and, in providing the Services, will exercise the same degree of care and skill as it exercises in providing similar functions for its own operations.

4.2          DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, AQUILA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

4.3          Indemnification. Buyer agrees to indemnify and hold harmless Aquila and its directors, officers, employees, and agents from and against any and all Losses arising out of, or resulting from, the provision of the Services by Aquila hereunder, other than Losses arising or resulting from Aquila’s gross negligence or willful misconduct.

4.4          Limitation of Liability. In no event will Aquila be liable to Buyer for any lost profits, loss of data, loss of use, business interruption, or other special, incidental, indirect, punitive, or consequential damages, however caused, under any theory of liability, arising from Aquila’s performance of, or relating to, the Services or this Services Agreement.

ARTICLE V

RELATIONSHIP BETWEEN THE PARTIES

The relationship of Aquila to Buyer under this Services Agreement is that of an independent contractor, and Aquila will not be deemed an employee, partner, joint venturer, or agent of Buyer in connection with the provision of the Services by Aquila. Aquila will be solely responsible for the payment of any employment-related costs, taxes, or benefits in respect of the provision of the Services.

MINNESOTA GAS

ARTICLE VI

SUBCONTRACTORS

Subject to Buyer’s prior written approval, which shall not be unreasonably withheld, Aquila may engage one or more subcontractors to provide all or any portion of the Services, provided that Aquila remains directly responsible for its obligations hereunder.

ARTICLE VII

MISCELLANEOUS

7.1          Confidentiality. For a period of three years after the date hereof, each Party will, and will cause its Affiliates and Buyer’s Representatives or Seller’s Representatives, as applicable, to, hold in strict confidence and not use or disclose to any other Person any Confidential Information. “Confidential Information” means all information in any form heretofore or hereafter obtained from either Party in connection with this Agreement, other than information which is in the public domain through no violation of this Agreement, the Purchase Agreement, or the Confidentiality Agreement by either Party, its Affiliates, Buyer’s Representatives, or Seller’s Representatives. Notwithstanding the foregoing, each Party may disclose Confidential Information to the extent that such information is required to be disclosed by such Party by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any SEC rules. In the event that a Party believes any such disclosure is required, such Party will give the other Party notice thereof as promptly as possible and will cooperate with the other Party in seeking any protective orders or other relief as such Party may determine to be necessary or desirable. In no event will a Party make or permit to be made any disclosure of Confidential Information other than to the extent such Party’s legal counsel has advised in writing it is required by Law, and such Party will use its best efforts to assure that any Confidential Information so disclosed is protected from further disclosure to the maximum extent permitted by Law.

7.2          Amendment and Modification. This Services Agreement may be amended, modified, or supplemented only by written agreement of the Parties.

7.3          Waiver of Compliance; Consents. Except as otherwise provided in this Services Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4          Notices. All notices and other communications hereunder shall be made in accordance with, and in the manner provided by, the provisions for notices and other communications in the Purchase Agreement.

7.5          Assignment. This Services Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but neither this Services Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either

MINNESOTA GAS

Party without the prior written consent of the other Party, except that Aquila may (i) engage one or more subcontractors to provide all or any portion of the Services in accordance with Article VI above or (ii) assign this Agreement, without the consent of Buyer, to any Person that acquires, by purchase, merger, reorganization, or otherwise, all or substantially all of Aquila’s assets. Other than as provided in the preceding sentence, this Services Agreement does not confer upon any Person other than the Parties any rights or remedies hereunder.

7.6          Governing Law. This Services Agreement is governed by and construed in accordance with the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance, and remedies.

7.7          Severability. Any term or provision of this Services Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.8          Entire Agreement. This Services Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Services Agreement, together with the Schedules hereto (which are incorporated herein by this reference), (i) embodies the entire agreement and understanding of the Parties hereto in respect of provision of transitional services by Aquila to Buyer in connection with the transactions contemplated by the Purchase Agreement, and (ii) supersedes all prior agreements and understandings between the Parties with respect to such transitional services.

7.9          Delivery. This Services Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

[Signature Page Follows]

MINNESOTA GAS

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be signed by their respective duly authorized officers as of the date first above written.

Aquila, Inc.

By: _______________________________

Name:
Title:

WPS Minnesota Utilities, Inc.

By: _______________________________

Name:
Title:

MINNESOTA GAS

Schedule 1.1

The Services (and Terms); Fee for Services

The Services, together with the termination date for each (if different than the termination date set forth in Section 2.1 of the Services Agreement), are set forth below:

•

•

•

•

•

The fee to be paid by Buyer to Aquila for the Services is as follows:

The Parties will mutually agree to the fee for each of the Services; but absent any such agreement, the fee will be Seller’s reasonable cost plus 5%.

MINNESOTA GAS

Exhibit 3.1

Determination of Purchase Price

A.           The following principles (the “Accounting Principles”) will govern certain accounting matters provided for herein:

1.            Unless otherwise indicated, all amounts will be determined in accordance with GAAP, applicable FERC Accounting Rules and applicable PUC accounting rules.

2.            The amount of any item reflected in Seller’s financial statements or in the attached Exhibit 3.1.A, Exhibit 3.1.B, or Exhibit 3.1.C as of any specified time, including in any FERC Account, as determined in accordance with GAAP, the FERC Accounting Rules, and PUC accounting rules, is referred to as the “Book Value” of such item as of such specified time.

3.            “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

4.            “FERC Accounting Rules” means the requirements of FERC with respect to and in accordance with the Uniform System of Accounts established by FERC.

5.            All determinations and calculations will be made and performed in a manner to (a) avoid double counting of any item, to the extent that any such item is otherwise accounted for in such determination or calculation, and (b) give effect to the change in accounting policies described in note 1 to Exhibit 3.1.C. For purposes of computing the Adjustment Amount, any changes in applicable accounting rules, including the FERC Accounting Rules, following the date of this Agreement (other than the changes described in note 1 to Exhibit 3.1.C) will not be given effect for purposes of computing the Adjustment Amount to the extent that such changes would have the effect of changing any of the items included in Net Plant or the FERC Accounts in a manner that would cause the Adjustment Amount, if computed taking such changes into account, to be greater or lesser than the Adjustment Amount, as computed without taking such changes into account.

6.            Certain account balances and other values will be determined as set forth below:

“Base Net Plant Amount” equals the Net Plant as of June 30, 2005, which the Parties stipulate is $144,345,000.

“Extraordinary Expenditures” means any expenditures by Seller during the period from the date hereof through the Effective Time incurred for the purpose of repair, replacement, or addition to assets, other than expenditures reflected as Net Plant or in any FERC Account, as a result of (i) damage resulting from weather or other extraordinary or catastrophic occurrence, except to the extent attributable to Seller’s gross negligence or willful misconduct; or (ii) the imposition of any requirement by a Governmental Entity,

MINNESOTA GAS

except to the extent that but for Seller’s gross negligence or willful misconduct, or Seller’s breach or violation of any Permit, Environmental Permit, Law, or Order, such requirement would not have been imposed; provided, however, that any expenditure (which, with respect to any matter referred to in clauses (i) or (ii) of this definition, will be deemed to include all costs, expenses, and payments incurred by Seller in respect of such matter (e.g., all costs incurred due to a catastrophic storm), net of all insurance proceeds and other amounts recovered from third parties) of the type described in clauses (i) and (ii) of this definition will be deemed an Extraordinary Expenditure only if such expenditure exceeds five percent of the Extraordinary Expenditures Reference Amount, in which case the full amount of such expenditure (from dollar one) will be deemed an Extraordinary Expenditure.

“Extraordinary Expenditures Adjustment” means all Extraordinary Expenditures, plus interest on each such expenditure at the Prime Rate from the date of the expenditure until the Closing Date.

“Extraordinary Expenditures Reference Amount” means the earnings before interest and Income Taxes attributed to the Business after deducting all corporate-level charges, determined in a manner consistent with Seller’s normal accounting practices, for the annual period ended December 31, 2004, which Extraordinary Expenditures Reference Amount is $9,524,000.

“FERC Accounts” means the accounts listed on lines 12-32 and 39-47 of Exhibit 3.1.C maintained by Seller with respect to the Business in accordance with the FERC Accounting Rules.

“Lease Buy-Out Amount” is the total amount paid or to be paid by Seller pursuant to Section 7.4(d) of the Agreement in connection with the purchase of leased assets to be included in the Purchased Assets. For purposes of calculating the Purchase Price and the Adjustment Amount, the Book Value of assets purchased pursuant to Section 7.4(d) will be excluded from Net Plant and the FERC Accounts (even if the assets purchased would normally be reflected as Net Plant or in one or more FERC Accounts following such purchase).

“Net Insurance Settlement Amount” means an amount equal to the positive difference, if any, between (a) the proceeds of any settlement to which Seller has agreed with any insurance carrier through which the insurance carrier has reduced or extinguished its potential liability or coverage for environmental Claims related to the Business, including manufactured gas plant site remediation, and (b) the amount Seller has actually spent to address such environmental Claims related to the Natural Gas Distribution Business through the Closing Date, in each case since the effective date of the rates authorized in Seller’s last rate case.

“Net Plant” means the Book Value of net plant of the Business, which is comprised of the amounts listed on lines 3-6 of Exhibit 3.1.C.

MINNESOTA GAS

“Net Plant Adjustment” may be a positive or negative number, and means Net Plant at Closing minus the Base Net Plant Amount.

“Net Plant at Closing” will be the Net Plant, determined as of the Effective Time.

B.	Determination of the Adjustment Amount

The Adjustment Amount will equal the sum of the following amounts, in each case determined as of the Effective Time: (i) the Net Plant Adjustment; (ii) the net total Book Value of the FERC Accounts; (iii) the Lease Buy-Out Amount; and (iv) the Extraordinary Expenditures Adjustment; minus the Net Insurance Settlement Amount.

C.	Payments Unrelated to the Adjustment Amount.

The Adjustment Amount will not include or otherwise take into account any amounts attributable to the adjustments and payments made with respect to (i) items and amounts prorated pursuant to Section 3.4, (ii) collateral or other security, as contemplated by Section 7.4(f), (iii) any and all payments made or to be made under any provision of Section 7.9, (iv) any and all proceeds or payments received or to be received by a Party under any provision of Section 7.10, (v) any payment under Section 7.4(c)(ii), or (vi) indemnification, as contemplated by Article IX.

D.	Example of Computation of Purchase Price.

An example of the computation of the Purchase Price (using financial information for the Business as of June 30, 2005) is depicted on Exhibit 3.1.A, Exhibit 3.1.B, and Exhibit 3.1.C. Specifically, (i) Exhibit 3.1.A provides a high-level overview of the computation of the Closing Payment Amount, (ii) Exhibit 3.1.B provides an example (in summary form) of the Post-Closing Adjustment Statement, and (iii) Exhibit 3.1.C provides a sample determination of the Purchase Price (including the Adjustment Amount) in detailed form.

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Exhibit 3.1.A

Example of Minnesota Gas Closing Payment Amount

See attached.

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Exhibit 3.1.B

Example of Minnesota Gas Post-Closing Adjustment Statement

See attached.

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Exhibit 3.1.C

Sample Calculation of Minnesota Gas Purchase Price

See attached.

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Exhibit 7.9(d)(ii)(C)

Pension Matters

The following terms will govern the Parties’ obligations under Section 7.9(d)(ii)(C) of the Agreement (and any reference to Section 7.9 will be deemed to include a reference to this Exhibit):

A.	Post-Closing Spin-Off to Buyer Plan

(1)	Transfer of Liabilities.

(a)          As of the Effective Time, Buyer will cause a Buyer Pension Plan to accept the liability for benefits under the Seller Pension Plan that would have been paid or payable (but for the transfer of assets and liabilities pursuant to this Paragraph A) to or with respect to the Transferred Employees and Other Plan Participants (as defined below), and Buyer will become with respect to each Transferred Employee and Other Plan Participant responsible for all benefits due under the Seller Pension Plan. Buyer is assuming only the obligation to provide benefits in the amount determined in accordance with the terms of the Seller Pension Plan, and Buyer is not assuming any other liability or obligation that Seller or an ERISA Affiliate of Seller might have or incur with respect to the Seller Pension Plan, including liability (if any) for breaches of fiduciary duty or other penalty or excise Tax amounts. Seller will not take any action to fully vest the Business Employees in their accrued benefits under the Seller Pension Plan. Buyer will not amend the Buyer Pension Plan, or permit the Buyer Pension Plan to be amended, to eliminate any benefit accrued as of the Effective Time, whether or not vested, with respect to which liabilities are transferred pursuant to this Paragraph A; provided that Buyer may amend the Buyer Pension Plan or permit the Buyer Pension Plan to be amended to eliminate an optional form of distribution to the extent that such action is consistent with regulations under section 411(d)(6) of the Code. Notwithstanding any other provision of this Agreement, the Seller Pension Plan will continue to make all benefit payments to Transferred Employees and Other Plan Participants due under the Seller Pension Plan until both the Initial Transfer Amount and the True-Up Amount have been transferred to the Buyer Pension Plan. “Other Plan Participants” mean any individuals (x) who have an accrued benefit under the Seller Pension Plan but who are not actively employed by Seller on the Closing Date, or whose employment is terminated by Seller on the Closing Date, and (y) whose employment was principally associated with the Business. The Other Plan Participants are set forth on Schedule 7.9(d)(ii)-A, as the same is amended by Seller on the Closing Date.

(b)        As soon as practicable after the Closing Date, Seller will deliver to Buyer a list reflecting each Transferred Employee’s and each Other Plan Participant’s service and compensation under the Seller Pension Plan, each Transferred Employee’s and Other Plan Participant’s accrued benefit thereunder as of the Closing Date, and a copy of each pending or final domestic relations order affecting the benefit of any Transferred Employee or Other Plan Participant.

(2)	Transfer of Assets.

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(a)          Not later than 10 days after the Closing, Seller will direct its actuary to determine the amount of assets allocable to the benefits with respect to the Transferred Employees and Other Plan Participants in the Seller Pension Plan based on section 4044 of ERISA and the Pension Benefit Guaranty Corporation regulations promulgated thereunder, and in compliance with section 414(l) of the Code using the safe harbor assumptions set forth therein (the “Section 4044 Amount”). Buyer’s actuary will review the determination of the Section 4044 Amount. In the event of any disagreement, Seller and Buyer will appoint a third actuary from a nationally recognized actuarial firm to resolve their differences (the costs of the third actuary will be shared equally by Seller and Buyer). The third actuary’s determination of any dispute will be final. In reaching such resolution, the third actuary will consider only the issues of disagreement between the first two actuaries, it being understood that the third actuary will not be retained to conduct its own independent review but rather will be retained to resolve specific differences between Buyer’s actuary and Seller’s actuary.

(b)          In accordance with the procedures set forth in this Paragraph A(2)(b), Seller will cause cash (or other assets as Seller and Buyer mutually agree) equal to the Section 4044 Amount to be transferred to the trust established by Buyer as part of the Buyer Pension Plan (the “Buyer Pension Plan Trust”). On the Initial Transfer Date, Seller will cause the trust which is a part of the Seller Pension Plan (the “Seller Pension Plan Trust”) to make a transfer of cash (or other assets as Seller and Buyer mutually agree) equal to the Initial Transfer Amount to the Buyer Pension Plan Trust. The “Initial Transfer Date” is the date that is five Business Days after the requirements of Paragraphs A(2)(d) and A(2)(e) have been met. The “Initial Transfer Amount” means 75% of Seller’s good faith estimate of the Section 4044 Amount. As soon as practicable after the Section 4044 Amount is determined in accordance with the requirements of Paragraph A(2)(a) (the “True-Up Date”), and in no event more than 60 days after such final determination, the True-Up Amount will be transferred as provided below. If the Section 4044 Amount is greater than the Reduction Amount, then Seller will cause a transfer in cash (or other assets as Seller and Buyer mutually agree) equal to the True-Up Amount to be made from the Seller Pension Plan Trust to the Buyer Pension Plan Trust. If the Reduction Amount is greater than the Section 4044 Amount, then Buyer will cause a transfer in cash (or other assets as Seller and Buyer mutually agree) equal to the True-Up Amount to be made from the Buyer Pension Plan Trust to the Seller Pension Plan Trust. The “True-Up Amount,” if any, means the difference between the Section 4044 Amount, adjusted for interest pursuant to Paragraph A(2)(c), and the Reduction Amount, adjusted for interest pursuant to Paragraph A(2)(c). The “Reduction Amount” equals the sum of (x) the Initial Transfer Amount, plus (y) benefit payments made to any Transferred Employees and Other Plan Participants by the Seller Pension Plan after the Effective Time.

(c)          For purposes of Paragraph A(2)(b), (x) the Section 4044 Amount will be increased by interest from the Closing Date through the True-Up Date, and (y) interest on each payment that is included in the Reduction Amount will be computed, and added to the Reduction Amount, from the date of such payment through the True-Up Date. All interest will be compounded daily, and computed at the Prime Rate as of the Closing Date.

(d)          In connection with the transfer of assets and liabilities pursuant to this Section, Seller will provide to Buyer, and Buyer will provide to Seller, evidence reasonably satisfactory to the other Party that the Party’s Pension Plan is or continues to be qualified under section

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401(a) of the Code and is in compliance with the funding requirements of section 302 of ERISA and section 412 of the Code.

(e)          In connection with the transfer of assets and liabilities pursuant to Paragraph A, Seller and Buyer will cooperate with each other in making all appropriate filings required by the Code or ERISA, and the transfer of assets and liabilities pursuant to this Section will not take place until after the expiration of the 30-day period following the filing of any required notices with the Internal Revenue Service pursuant to section 6058(b) of the Code.

(3)	Benefits.

Subject to Sections 7.9(a) and 7.9(d)(ii), the benefit provided by the Buyer Pension Plan to each Transferred Employee who is not covered by a Collective Bargaining Agreement and who becomes a participant in the Buyer Pension Plan will be at least equal to (x) the benefits accrued by such Transferred Employee under the Seller Pension Plan on the Closing Date, computed by taking into account the service credited to such Transferred Employee with Seller and Buyer (in the case of service with Buyer, such service will be taken into account only for the purpose of vesting and early retirement subsidies), plus (y) such Transferred Employee’s benefit determined under the terms of the Buyer Pension Plan, as it may be amended from time to time, taking into account the Transferred Employee’s service and compensation earned with Buyer, except that service credited by and compensation with Seller will be taken into account for purposes of eligibility, vesting, computation of compensation, level of contributions, and eligibility for (but not the computation of) early retirement subsidies or supplements. For the avoidance of doubt, Transferred Employees shall not be eligible for the “Pension Transition Percentage Credit” payable under the Buyer Pension Plan.

B.	Option to Transfer Assets to New Pension Plan.

(1)          Notwithstanding Paragraph A, at Seller’s option and in Seller’s sole discretion, Seller may elect to transfer prior to Closing the assets and liabilities for accrued benefits, whether or not vested, that would have been paid or payable (but for this Paragraph B) to or with respect to the Business Employees and Other Plan Participants to a new pension plan (“New Pension Plan”) to be established by Seller. Seller will not take any action to fully vest the Business Employees in their accrued benefits in the New Pension Plan. Buyer will not amend the New Pension Plan, or permit the New Pension Plan to be amended, to eliminate any benefit accrued as of the Effective Time, whether or not vested, with respect to which liabilities are transferred pursuant to this Paragraph B. The New Pension Plan will be a defined benefit pension plan qualified under section 401(a) of the Code and will be identical to the Seller Pension Plan with respect to the Transferred Employees and Other Plan Participants and provide a future rate of benefit accrual equal to the future rate of benefit accrual provided under the Seller Pension Plan.

(2)          In the event that Seller elects to spin off assets and liabilities prior to Closing to a New Pension Plan, Seller will cause its actuary to determine the amount of assets allocable to the accrued benefits with respect to the Business Employees and Other Plan Participants in the Seller Pension Plan based on section 4044 of ERISA, and in compliance with section 4141(l) of the Code, using the safe harbor assumptions set forth therein (the “New Plan Section 4044 Amount”) as of the effective date of the transfer of assets and liabilities to the New Pension Plan pursuant

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to Paragraph B(1) (the “Spin-Off Date”). Interest from the date of determination of the Section 4044 Amount to the date of the transfer of assets to the New Pension Plan will be compounded daily, and computed at the Prime Rate as of the Spin-Off Date.

(3)          As soon as practicable after the final determination of the New Plan Section 4044 Amount for the New Pension Plan is made, Seller will cause the Seller Pension Plan to transfer cash or other assets equal to the New Plan Section 4044 Amount, less any benefit payments made by the Seller Pension Plan to Business Employees and Other Plan Participants from the Spin-Off Date to the date of transfer of assets, to the New Pension Plan. From and after such date, the New Pension Plan will be solely responsible for all benefits due to Business Employees and Other Plan Participants under the Seller Pension Plan, whether arising prior to, or after, the Closing Date.

(4)          Effective as of the Effective Time, Buyer will assume sponsorship of the New Pension Plan. Seller will provide to Buyer evidence reasonably satisfactory to Buyer that the New Pension Plan is qualified under section 401(a) of the Code and is in compliance with the funding requirements of section 302 of ERISA and section 412 of the Code.

(5)          In connection with the change in sponsorship of the New Pension Plan, Seller and Buyer will cooperate with each other in making all appropriate filings required by the Code or ERISA.

(6)	Benefits.

Subject to Sections 7.9(a) and 7.9(d)(ii), the benefit provided by the Buyer Pension Plan to each Transferred Employee who is not covered by a Collective Bargaining Agreement and who becomes a participant in the Buyer Pension Plan will be at least equal to (x) the benefits accrued by such Transferred Employee under the New Pension Plan on the Closing Date, computed by taking into account the service credited to such Transferred Employee with Seller and Buyer (in the case of service with Buyer, such service will be taken into account only for the purpose of vesting and early retirement subsidies), plus (y) such Transferred Employee’s benefit determined under the terms of the Buyer Pension Plan, as it may be amended from time to time, taking into account the Transferred Employee’s service and compensation earned with Buyer, except that service credited by and compensation with Seller will be taken into account for purposes of eligibility, vesting, computation of compensation, level of contributions, and eligibility for (but not the computation of) early retirement subsidies or supplements. For the avoidance of doubt, Transferred Employees shall not be eligible for the “Pension Transition Percentage Credit” payable under the Buyer Pension Plan.